EXHIBIT (c)(viii)

Queensland Sustainability Report 2022

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the novel coronavirus (COVID-19) pandemic and the Russia-Ukraine conflict;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(viii)-1

QUEENSLAND SUSTAINABILITY REPORT 2022

© The State of Queensland (Queensland Treasury) 2022

Copyright

This publication is protected by the Copyright Act 1968

Licence

This document is licensed by the State of Queensland (Queensland Treasury) under a Creative Commons Attribution (CC BY 4.0) International licence. In essence, you are free to copy, communicate and adapt this publication, as long as you attribute the work to the State of Queensland (Queensland Treasury).

Attribution

Content from this publication should be attributed to: © The State of Queensland (Queensland Treasury) - 2022 Queensland Sustainability Report.

Translating and interpreting assistance

The Queensland Government is committed to providing accessible services to Queenslanders from all cultural and linguistic backgrounds. If you have difficulty in understanding this publication, you can contact us on telephone (07) 3035 3503 and we will arrange an interpreter to effectively communicate the report to you.

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Message from the Treasurer

I am pleased to present the 2022 Queensland Sustainability Report.

The Queensland Government recognises that the protection of our lifestyle and the continued growth of our economy are linked to responsible governance, protection of the natural environment and respect for human rights.

The Queensland Government is committed to creating sustainable outcomes for the people of Queensland and for our global community through the successful management of sustainability risks.

This report sets out how the Queensland Government has established its priorities for managing sustainability risks and provides information on the key policies being implemented to develop a resilient and sustainable future. This includes the actions being taken to pursue new opportunities in the future global economy.

This report also provides an overview of how the government is managing the transition to a low carbon future.

To demonstrate progress towards achieving sustainable outcomes, this report provides time series data on key sustainability policy responses.

I endorse this report and place on record my appreciation for the cooperation and professionalism involved in the preparation of the report extended to Queensland Treasury by agencies across government.

The Honourable Cameron Dick MP

Treasurer

Minister for Trade and Investment

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Welcome to the 2022 Queensland Sustainability Report

Sustainability is key to the future prosperity of the people of Queensland.

The Queensland Government recognises and acknowledges the importance of providing relevant and transparent financial and non-financial information in relation to the management of sustainability risks and opportunities, demonstrating its accountability to the community and to other stakeholders.

This report has been prepared to:

●	outline the Queensland Government’s approach to managing sustainability risks and opportunities including the governance structures underpinning policy oversight and implementation
●	provide information on the Queensland Government’s major commitments and policies for addressing sustainability risks and opportunities
●	describe how the Queensland Government measures, monitors and manages its sustainability risks and opportunities.

The 2022 Queensland Sustainability Report (2022 QSR) has been developed to reflect emerging best practice reporting on sustainability both within Australia and internationally, including consideration of the International Sustainability Standards Board (ISSB) proposed standards. The Queensland Sustainability Report will adapt to integrate standards as they evolve to meet future reporting, transparency and disclosure expectations.

Appendix A: Datasets provides time series sustainability data on the State of Queensland compiled by the Queensland Government Statistician’s Office. This data has been prepared to assist a reader to verify the effectiveness of key policy responses.

Appendix B: Source documents provides a list of the sources of the data provided in this report.

This report should be read in conjunction with the Report on State Finances of the Queensland Government for a complete view of the financial operations and performance of the Queensland Government.

Feedback

The Queensland Government acknowledges its role in actively managing sustainability risks and opportunities and is committed to ongoing improvements to its sustainability reporting. It welcomes the opportunity to engage with stakeholders on the State’s approach to reporting on sustainability risks and opportunities, and to inform future areas of focus.

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QUEENSLAND SNAPSHOT

5.3m people

AS AT JUNE 2021
AUD$385B
Gross State Product (GSP)

AREA OF
1,727,000km²

Emissions targets and progress

250
200
150
100
50
0
2016
2017
2018
2019
2020
ZERO
2050

- Queensland net CO_2-emissions (Mt)
- 2005 Queensland net CO_2-emissions (Mt)
- 30% emissions reduction below 2005 levels by 2030
- Zero Net Emissions by 2050

Renewables targets and progress

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2016-17
2017-18
2018-19
2019-20
2020-21

- Renewable energy as per cent of total energy consumed in Queensland (per cent)
- 50% renewable energy target by 2030
- 70% renewable energy target by 2032
- 80% renewable energy target by 2035

Queensland economic output by industry#

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Ownership of dwellings (9.3%)
Health care and social assistance (9.3%)
Construction (8.2%)
Mining (7.7%)
Professional, scientific and technical services (7.2%)
Manufacturing (6.2%)
Public administration and safety (5.9%)
Financial and insurance services (5.9%)
Transport, postal and warehousing (5.6%)
Education and training (5.4%)
Retail trade (5.1%)
Administrative and support services (3.6%)
Wholesale trade (3.6%)
Agriculture, forestry and fishing (3.6%)
Rental, hiring and real estate services (3.2%)
Electricity, gas, water and waste services (3.1%)
Accommodation and food services (2.5%)
Other services (2.2%)
Information media and telecommunications (1.4%)
Arts and recreation services (0.9%)

Government revenues#

(General Government Sector) 2021-22

- Taxation Revenue (27.0%)
- Grants Incl From Aust Govt (46.0%)
- Sales Of Goods And Services (7.9%)
- Interest Income (3.6%)
- Dividend And Tax Equivalent Revenue (1.1%)
- Other Revenue (Royalties and Land Rent) (12.3%)
- Other Revenue (2.1%)

Government operating expenditure#

(General Government Sector) 2021-22

- Education (24.1%)
- Recreation, culture and religion (1.3%)
- General public service (7.4%)
- Housing and community amenities (1.5%)
- Health (31.5%)
- Economic affairs (3.7%)
- Public Order And Safety (9.1%)
- Environmental protection (2.3%)
- Social protection (8.2%)
- Transport (10.8%)

Government capital expenditure#

(General Government Sector) 2021-22

- General public service (5.6%)
- Public Order And Safety (5.1%)
- Economic affairs (0.2%)
- Environmental protection (0.9%)
- Housing and community amenities (5.0%)
- Health (11.5%)
- Recreation, culture and religion (0.7%)
- Education (14.3%)
- Social protection (0.0%)
- Transport (56.6%)

#: Not all numbers will sum to 100% due to rounding

Sources: Population estimates: State and Territories (https://www.qgso.qld.gov.au/statistics/theme/population/population-estimates/state-territories#current-release-population-growth-qld), Australian National Accounts: State Accounts (https://www.abs.gov.au/statistics/economy/national-accounts/australian-national-accounts-state-accounts/latest-release), Interesting facts about Queensland (https://www.qld.gov.au/about/about-queensland/statistics-facts/facts), Appendix A: Datasets: Metric 1 & Metric 4, Queensland Climate Action (https://www.des.qld.gov.au/climateaction/emissions-targets), Queensland Energy and Jobs Plan (https://media.epw.qld.gov.au/files/Queensland_Energy_and_Jobs_Plan.pdf) & 2021–22 Report on State Finances of the Queensland Government – 30 June 2022 (https://s3.treasury.qld.gov.au/files/Report-on-State-Finances-2021-22.pdf)

The information contained on or linked to or from any of the foregoing websites is not incorporated by reference into this filing and should not be considered part of this filing.

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Queensland’s approach to managing sustainability risks

The Queensland Government has a key role in managing the State’s environmental, social, economic and financial resources for current and future generations. The government acknowledges the increasing expectations of the global community and capital markets to demonstrate its approach to and management of sustainability risks. Good governance underpins our approach to managing sustainability risks and opportunities as Queensland continues its progress to becoming a low carbon, resilient and sustainable economy.

Sustainability - Management

The Queensland Government (the government) is founded on the principles of the Westminster system and is a representative democracy, supported by institutions and conventions including:

●	the Constitution of Queensland
●	elections and the peaceful transfer of power
●	separation of powers between the legislature, the executive and the judiciary
●	the Queensland Parliament.

As highlighted in Figure 1, the Executive Government acts on the advice of the Ministry (Cabinet), led by the elected Premier of Queensland. The government is collectively responsible to the Queensland Parliament, representing the people of Queensland. Ministers are individually responsible to Parliament for the administration of their portfolios, and as a member of the State Cabinet. Each Minister forms part of the policy and decision-making process that is central to government action.

Cabinet has primary oversight and responsibility of sustainability risks and opportunities. Cabinet makes decisions and sets priorities for governing Queensland, including on policy issues and matters in relation to sustainability challenges. Cabinet establishes key metrics and targets related to key sustainability risks and opportunities and monitors progress against these targets.1

Meetings of Cabinet are held weekly or as otherwise determined by the Premier. The government is committed to promoting community involvement in government decision making and ensuring that communities have direct access to Ministers and senior departmental officials. Consequently, regular Cabinet meetings are held throughout the state including in regional centres. The Regional Community Forums program was established in 2019 to strengthen partnerships with regional Queensland and promote greater regional access to government.

The responsibilities of Cabinet Ministers are determined by the Premier of Queensland and are set out in Administrative Arrangements Orders1 and Ministerial Charter Letters2 issued by the Premier.

Under the Public Service Act 2008 (Qld), Ministers may appoint a chief executive of a department as the accountable officer with responsibility for ensuring the operations of the department within their portfolio is carried out effectively, efficiently and economically. Ministers work with the appointed heads of these agencies to implement government policy and support agencies to meet their goals and purposes. The management of risks is embedded through the Financial Accountability Act 2009 (Qld).3

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Figure 1: Structure of the Queensland Government4,5

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Sustainability - Strategy

The Queensland Government is committed to embedding sustainability considerations into decision making to support better communities now and into the future. At the centre of this commitment is Queensland’s economic strategy (Figure 2), to take positive action to improve health and education, and to achieve sustainable economic growth while managing the impact on the environment.

Strong economic outcomes provide the government with the fiscal capacity to deliver on its priorities and undertake targeted investment in climate change transition, social services and reforms that strengthen communities and support vulnerable Queenslanders.

Queensland’s economic strategy is focused on creating good secure jobs in more industries, by providing the environment for Queensland businesses to be competitive and attract private investment allowing them to thrive as the world changes. The State is achieving its sustainability priorities by leveraging Queensland’s economic strengths and competitive advantages, driving a growing, innovative economy and job creation.

This will occur across a range of traditional and emerging industries and sectors, including: new energy, new economy minerals, advanced manufacturing, biomedical products, agriculture, tourism, research and education services, and creative and design industries.

To facilitate and support the private sector growth and investment needed to maximise the benefits of these opportunities, Queensland’s economic strategy is underpinned by enablers that will enhance the state’s competitiveness and productivity, including expanded trade opportunities, a larger skilled workforce, enhanced innovation and digitalisation, continued investment in public and private infrastructure, strengthened Environment, Social and Governance credentials, and a competitive investment environment.

Figure 2: Queensland’s economic strategy6

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These actions are supported by transparent reporting on the transition to a zero net emission, equitable and sustainable future. The presentation of appropriate and reliable information on sustainability risks and opportunities is imperative as these risks have a direct bearing on the achievement of the government’s sustainability priorities (Figure 3).

Figure 3: Queensland’s sustainability priorities

Queensland’s sustainability risks and opportunities

Figure 4 summarises Queensland’s sustainability priorities, risks and opportunities and sets out how they are being managed by the government. The strategies to manage these risks and opportunities, are outlined throughout the report.

In managing these risks, the Queensland Government acknowledges that climate change transition and physical risks are inter-related and impacts in one area will have impacts on other areas.

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Figure 4: Sustainability priorities, risks, impacts and actions

Priority	Risks and Opportunities	Impacts	Actions

Environment

Climate change	Transition risks

•   Increased infrastructure costs (construction and repair)

•   Written down and stranded assets

•   Increased demand for government services

•   Productivity losses in key sectors

•   Increasing insurance costs I increasing difficulty obtaining insurance

•   Inability to implement higher standards of construction, supporting resilience

	• Changing market • Investor and consumer preference • Policy and legal • Reputation • Technology development • Supply chain • Labour force • Regulatory		Government is implementing measures to manage transition risks. Key measures include the: • Queensland Climate Action Plan 2030 • Queensland Energy and Jobs Plan
Physical risks

Acute

•   Hotter, longer and more frequent heatwaves

•   Increased frequency and severity of dangerous fire- weather conditions

•   More frequent sea level extremes

•   More intense rainfall events

•   Fewer frosts

•   More intense, less frequent cyclones

•   Cyclones trending south

Chronic • Rising sea level • Increased temperatures • Longer and more frequent drought • Warmer and more acidic ocean

•   Loss and damage to  state-owned assets and infrastructure

•   Lost revenue

•   Increased insurance and interest costs

•   Higher spending on essential public services (e.g. health and emergency services)

•   Increased cost of protecting communities from climate hazards (e.g. protective measures or relocations)

•   Potential legal and liability issues

Government is implementing adaptation and resilience measures to manage physical risks. Key measures include: • Queensland Climate Adaptation Strategy • Sector Adaptation Plans

Natural capital	Changes to biodiversity and ecosystems	• Loss of natural capital assets • Reduced productivity from natural assets due to ecosystem degradation	Government is managing the State’s natural capital. Key measures include: • Queensland Protected Areas Strategy 2020-2030 • Queensland Resources Industry Development Plan

Social

Good jobs	Good secure jobs in our traditional and emerging industries

•   Increased private sector growth and investment, supporting secure jobs

•   Improved education outcomes, improving productivity

•   Decreased cost of achieving health outcomes, supporting a more efficient health system

•   Downward pressure on the costs-of- living, supporting the Queensland lifestyle

Government is leveraging its economic strengths and competitive advantages to increase participation in the economy and community.
Better services	Deliver even better services right across Queensland		Government is delivering better services by investing in health, education, transport and other public services.
Great lifestyle	Protect and enhance our Queensland lifestyle as we grow		Government is implementing measures to improve equitable access to services and opportunities.

Governance

Economic and Fiscal performance	Economic management	• Decreased operating and capital costs, supporting services • Greater ability to respond to future economic and market shocks • Increasing employment outcomes, increasing productivity	Implementing economic policy
	Fiscal management		Implementing fiscal policy

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Sustainability - Risk management

Prioritising and managing sustainability risks is important for the government due to the potential impacts on the long-term wellbeing of the people of Queensland. The consequence of ineffective management of these risks can include damage to infrastructure, reduced ability to deliver services, significant effect on the State’s fiscal position, financial performance and cash flows. These risks are managed according to embedded risk management controls highlighted in Figure 5.

Figure 5: Risk management controls

Measure	Description

Financial Accountability Act 2009 (Qld) (the FA Act)[7]

●  Establishes the government’s risk management framework, promoting effective risk management.

●  Requires each department to establish and maintain internal controls and an audit function to provide reasonable assurance that the department is operating efficiently, effectively and economically and that risk management controls are in place.

A Guide to Risk Management[8]

●  Supports the requirements of the FA Act, providing the minimum principles and procedures to encourage best practice. The guide is consistent with the principles set out in AS/NZS ISO 31000:2018 Risk management - Principles and Guidelines.

Departmental Directors General and agency accountable officers[9]

●  Hold responsibility for effective risk management, including maintaining an agency governance and risk management framework.

●  Manage sustainability risks particularly in relation to the effectiveness and efficiency of operations and safeguarding of assets.

Sustainability - Metrics and targets

The government uses a wide range of metrics and targets to assess, manage and monitor its performance. The Queensland Government Performance Management Framework Policy supports the achievement of agency objectives and risk management.10

The framework focuses on three key elements of public sector performance:

●	Planning – at the whole-of-Government, ministerial portfolio, and agency levels is integral to determining what outcomes are to be achieved for customers, stakeholders and the community.
●	Measuring and Monitoring Performance – achieved across the whole-of-Government, ministerial portfolio, and agency levels.
●	Public reporting — of the performance of the Queensland Government, in a fair and balanced way, to facilitate accountability and transparency.

Service Delivery Statements provide budgeted financial and non-financial performance information and targets in relation to each Minister’s portfolio. These documents are a key accountability mechanism, subject to public scrutiny, and form the basis of parliamentary accountability. Agency performance is also monitored externally through the Parliamentary Estimates process held each year after the State Budget release.

The FA Act (section 63) requires government agencies to prepare annual reports to provide public disclosure. Annual reports are an integral part of the Queensland Government’s Performance Management Framework Policy and describe the achievements, performance, outlook and financial position of government agencies for each reporting period.

In addition, Appendix A: Datasets provides additional financial and non-financial data to assist readers to verify the effectiveness of key policy responses.

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Environment

The environment is key to our survival and wellbeing as the source of our food, water, air and raw materials supporting society. Queensland’s environment has abundant supplies of metal and mineral resources, renewable energy sources, productive agricultural land, diverse sources of water supplies, biological diversity, important ecosystems, and globally recognised protected areas. Queensland has five World Heritage areas including the Great Barrier Reef, K’gari (Fraser Island), Gondwana Rainforests of Australia (with New South Wales), Riversleigh (part of the Australian Fossil Mammal Sites) and the Wet Tropics of Queensland. These systems and resources must be managed appropriately to allow future generations to continue to enjoy their benefits.

The Queensland Government is committed to the responsible management of the environment and minimisation of the adverse human-caused impacts on the environment, including climate change. Actions mitigating the impacts of climate change are driving a global economic transformation, presenting both opportunities and challenges for Queensland’s economy. Queensland’s policy response is focused on building on its competitive advantages, while also ensuring the long-term sustainability and viability of communities and industries.

Oversight of Queensland environmental risks includes the Ministers noted in Figure 6.

Figure 6: Queensland’s environmental management

Minister	Role and Focus

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

●  Lead implementation of the Queensland Climate Action Plan 2020-2030, through consultation with industry and community and generate actions to reduce emissions and sustainability initiatives.

●  Lead implementation of the Queensland Government’s Climate Adaptation Strategy and oversee the implementation of the Queensland Protected Area Strategy 2020-2030.

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

●  Oversee strategic planning, policy and service delivery for priority industry sectors and the implementation of the State Infrastructure Plan and regional plans.

●  Implement the Queensland Strategy for Disaster Resilience.

Minister for Energy, Renewables and Hydrogen and Minister for Public Works and Procurement

●  Work with other Ministers to coordinate a strategy to deliver the renewable targets, create jobs and maintain low electricity prices for the benefit of all Queenslanders.

●  Lead implementation of the Queensland Energy and Jobs Plan, and co lead implementation of the Queensland Zero Emission Vehicle Strategy 2022-32.

Minister for Transport and Main Roads

●  Implement the Queensland Zero Emission Vehicle Strategy 2022–2032 to contribute to the Queensland Government’s emission reduction and protecting the environment commitments through encouraging greater zero emission vehicle uptake

Minister for Tourism, Innovation and Sport and Minister Assisting the Premier on Olympics and Paralympics Sport and Engagement	● Drive sustainable growth of the tourism industry, supporting an industry pathway towards net zero emissions and positioning Queensland as a global leader in sustainable tourism.

Minister for Agricultural Industry Development and Fisheries and Minister for Rural Communities

●  Develop future focussed strategies that enable the agriculture sector to adapt to the global challenges of climate change and technological advances.

●  Drought policy reform to ensure the agriculture sector is prepared and resilient in responding to drought in a changing climate.

●  Implement the Queensland Government’s native timber action plan.

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Minister	Role and Focus

Minister for Regional Development and Manufacturing and Minister for Water

●  Deliver sustainable, safe, secure and affordable water.

●  Ensure that Queensland’s catchment-based water plans balance the needs of the environment, First Nations people, urban communities, agriculture and industry.

●  Ensure safety of dam infrastructure, facilitate efficient water markets, and provide visibility to high quality water data

Minister for Resources

●  Implement government reforms to mine rehabilitation and provide clear pathways for investment in new economy mineral exploration and production.

●  Ensure Queensland’s native vegetation is managed to maintain biodiversity, reduce land degradation, reduce emissions and protect water quality including the Great Barrier Reef

For this report, environmental risk management is separated into:

●	Climate change
●	Natural capital.

Climate change

Queensland’s climate is already changing, caused by increased greenhouse gas concentrations in the atmosphere and resultant increases in global average temperatures. There is a significant risk that without stabilisation of the climate system Queensland will experience major impacts to its economy, ecosystems and community amenity. The Queensland Government is committed to playing its part in the global effort to address climate change.

Climate change - Management

The Queensland Government’s climate management roles are outlined in Figure 6. However, given the scale and volume of initiatives being undertaken to address climate change, the Queensland Future Economy Cabinet Committee (QFECC) supports Cabinet and provides oversight and direction to key departments. QFECC has been established to:

●	oversee progress, outcomes and policy tasks for managing the government’s economic priorities to enable the State to meet its greenhouse gas emissions targets
●	support the State’s regions, industries and communities to seize the economic opportunities presented by a global shift to low or zero emissions technology
●	build resilience of the State’s infrastructure, built environment and communities through effective adaptation and disaster preparedness action
●	support vulnerable communities and promote social justice and intergenerational equity.

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Climate change - Strategy

Queensland’s climate strategy is focused on managing transition and physical risks arising from climate change. A summary of these risks and potential impacts is outlined in Figure 7.

Figure 7: Transition and Physical Risks

Transition risk	Physical risk

‘Transition risks’ are those that arise from the management of the transition to a low carbon economy. They relate to the policy and legal, technology, market and reputational risks faced as a result of climate change. These risks include how organisations, including companies and governments, adjust to changes driven by and in response to mitigating and adapting to climate change, as well as to impacts driven by the economic, policy, technology, and social changes.

Such shifts include automation, electrification, disruptive technologies, and information and communications technologies (ICT) innovation.

These shifts will be influenced by regulatory measures to address climate change, as well as Queensland’s commitment to action, will drive structural economic change.

Arising from the transition to a low-carbon economy, Queensland may experience:

●  Divestment and difficulty in insuring emissions intensive assets due to climate policy and changing consumer preferences.

●  Technological innovation accelerating the cost-effectiveness of renewables compared to traditional energy sources.

●  Increased operating costs and reduced competitiveness for businesses from changing carbon regulations.

●  Lack of preparedness for electric vehicle (EV) uptake resulting in increased ‘catchup’ costs.

‘Physical risk’ refers to the physical impacts of climate change from specific events or longer- term (chronic) shifts in climate patterns. Arising from the physical impacts of climate change, Queensland may experience acute and chronic risks including:

Acute

●  Hotter, longer and more frequent heatwaves

●  Increased frequency and severity of dangerous fire- weather conditions

●  More frequent sea level extremes

●  More intense rainfall events

●  Fewer frosts

●  More intense, less frequent cyclones

●  Cyclones trending south.

Chronic ● Rising sea level ● Increased temperatures ● Longer and more frequent drought ● Warmer and more acidic ocean.

These changes could have a significant potential economic impact on the State of Queensland including:

●  loss and damage to state-owned assets and infrastructure

●  lost revenue

●  increased insurance costs

●  higher spending on essential public services (e.g. health and emergency services)

●  protecting communities from climate hazards (e.g. protective measures or relocations)

●  potential legal and liability issues.

The Queensland Government is managing the above risk by focusing on:

●	creating a future economy that is environmentally sustainable and supports the transition to a low carbon future
●	climate adaption activities aimed at reducing the impact of climate change on people, industries and nature, while embedding greater resilience in our environment and infrastructure
●	investing in climate-related opportunities.

An outline of climate change policies being implemented by the Queensland Government is provided to support the transition to a low carbon economy are outlined in the Climate Change - Policy Response section.

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Acknowledgment of exposure to carbon intensive industries

The Queensland Government acknowledges the state’s current economic and environmental exposure to carbon intensive industries and their associated emissions:

●

Metallurgical coal – The majority of Queensland’s coal production (Appendix A: Metric 44) is metallurgical coal, which is expected to remain the industry standard in steel production for some time despite its contribution to global emissions. Queensland is a large seaborne exporter of metallurgical coal and, based on analysis conducted by the International Energy Agency, the Queensland Government considers this market to remain relatively stable for at least the medium-term.11

●

Thermal coal – Used for electricity generation (Appendix A: Metric 44). Usage of thermal coal for Queensland’s electricity generation is expected to decline as further progress is made towards Queensland’s renewable energy target.

The global trend towards zero net emissions has been evident for some time now and the shift away from fossil fuels is expected to continue in the coming decades. Queensland is well place to manage the risks in this transition.

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Climate change - Policy response

Below is a summary of Queensland Government policies that support management of climate change risks and opportunities.

Policy response	Strategies and goals	Targets and outcomes	Responsible minister

Implement measures to manage transition risk
Queensland Climate Action Plan 2030

The plan outlines the State’s investments and actions to reach its emissions and renewables targets, create jobs and drive economic growth. It provides a central framework and a coordinated approach to combine actions across departments and areas of ministerial responsibility.

The trajectory towards the 2030 targets will build on the investments and actions already taken, with priorities identified across five key sectors:

●   electricity

●   transport

●   agriculture

●   buildings

●   land.

Targets:

●   30% emissions reduction below 2005 levels by 2030.[12]

●   Zero net emissions by 2050.[12]

●   Brisbane 2032 will deliver a Climate Positive Olympic games.[13]

Outcomes:

●   Emissions reduction of 19% below 2005 levels (2020), as compared with the target of 30% reduction by 2030.[14]

●   159.2M tonnes net CO2-e emissions (2020)[14]

●   31 tonnes net CO2-e per capita (2020).[14]

See Appendix A: Datasets: Metric 1, 2 and 3.

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

Queensland Energy and Jobs Plan (QEJP)[15]

The QEJP outlines Queensland’s pathway to a clean, reliable and affordable electricity system. The plan sets out the necessary investment in new generation, storage and transmission to build a clean energy SuperGrid.

It has three focus areas:

1.   Clean energy economy: Build a clean and competitive energy system that will accelerate economic growth.

2.   Empowered households and businesses: Deliver affordable energy for households and businesses to support more rooftop solar and batteries.

3.   Secure jobs and communities: Drive better outcomes for workers and communities as partners in the energy transformation.

QEJP initiatives include:

●   $150 million Job Security Guarantee Fund and Energy Workers’ Charter[16], which will support workers in publicly owned coal-fired power stations by guaranteeing opportunities to continue their careers within these energy businesses or pursue other career pathways.

●   Two new apprentice training hubs in Gladstone and Townsville. Regional Economic Futures Fund (REFF) to support economic and community development initiatives. The government will work with communities during 2023 to outline the approach for delivering this fund.

Targets:

●   50% renewable energy by 2030.[17]

●   70% renewable energy by 2032.[17]

●   80% renewable energy by 2035.[17]

As part of QEJP implementation, by 2035, Queensland’s electricity system is likely to include:

●   25 Gigawatts (GW) of new and existing renewable energy.[18]

●   Two new pumped hydro projects designed to deliver up to 7 GW of long duration storage.[18]

●   Approximately 3 GW of low to zero emissions gas generation for periods of peak demand and backup security.[18]

●   Grid capacity supporting 11 GW of rooftop solar and approximately 6 GW of batteries in homes and businesses.[18]

●   Approximately 1500km of new high voltage transmission infrastructure.[18]

Outcomes:

●   21.4% of proportion of electricity consumption within Queensland is renewable, excluding exports (2021-22).[19] (2020: 20.2%)

●   19.1% renewable energy output, as percentage of total energy output (2021) (2020: 15.9%) (Appendix A: Metric 6, Total renewable)

Minister for Energy, Renewables and Hydrogen and Minister for Public Works and Procurement

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Policy response	Strategies and goals	Targets and outcomes	Responsible minister

As part of the QEJP, policy commitments have been made to:

●   Prepare legislation to establish the government’s renewable energy targets in law.

●   Convert all publicly owned coal-fired power stations into clean energy hubs by 2035 supported by a legislated Job Security Guarantee for energy workers.

See Appendix A: Datasets: Metric 4, 5, 6, 7 and 8.

Queensland Zero Emission Vehicle Strategy 2022–2032

Queensland’s Zero Emission Vehicle Strategy 2022– 2032 (ZEV Strategy)[20] and Queensland’s Zero Emission Vehicle Action Plan 2022– 2024 (Action Plan) were released in 2022, highlighting key initiatives and actions that will shift Queensland to Zero Emission Vehicles (ZEVs) and lower transport emissions.

The strategy details:

●   the removal of barriers to enable all Queenslanders, our communities and our industries, to access and benefit from ZEVs over the next 10 years

●   support for the uptake and development of ZEV technologies in Queensland and build industry and supply capability

●   how to strategically integrate ZEV technology into the energy system and the built environment in a way that benefits all Queenslanders

●   support for the renewable energy and hydrogen industry to power Queensland’s zero emission energy need

●   how Queensland will create a sustainable, accessible and affordable ZEV economy.

In addition, the QFleet Electric Vehicle Transition Strategy 2023–2026 sets out the strategy for transitioning Queensland Government’s fleet to EV.[21]

Targets:

ZEV Strategy

●   50% of new passenger vehicle sales to be zero emission by 2030, moving to 100% by 2036[22]

●   Every new TransLink funded bus to be zero emissions from 2025 in South East Queensland and from 2025-2030 across regional Queensland.[22]

Queensland Electric Super Highway

●   Phase 3 of the Queensland Electric Super Highway will add an extra 24 locations to increase the Super Highway up to 5,400km long.[23,24]

QFleet Electric Vehicle Transition Strategy

●   100% of eligible Queensland Government fleet passenger vehicles to be zero emission by December 2026.[25]

Outcomes:

●   As part of the ZEV strategy, Queensland motorists are eligible for a $3,000 rebate for purchases of new EVs where the dutiable value is less than $58,000.[26]

●   As at 28 February 2022, Queensland recorded a 132% increase in battery electric vehicle registrations from the 12 months prior.[27]

●   The Queensland Electric Super Highway has delivered a network of 31 fast charging stations connecting electric vehicles from Coolangatta to Port Douglas and from Brisbane to Toowoomba.[28]

●   As at 30 June 2022, QFleet had 303 electric vehicles (exceeding its target of 288 by end of December 2022).[29]

Minister for Transport and Main Roads Minister for Energy, Renewables and Hydrogen and Minister for Public Works and Procurement

November 2022	Page | 19

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Environmental sustainability for households and businesses	Queensland has introduced several initiatives to support households and business transition to a low-carbon economy. These include:	Targets: Digital Electricity metering: ● A target of 100 percent penetration of smart meters by 2030.[34]	Minister for Energy, Renewables and Hydrogen and Minister for Public Works and Procurement

Digital Electricity metering:[30]

All new and replacement electricity meters installed in homes are digital meters and are now the standard electricity metering system. Digital meters provide more accurate and more up-to-date information on usage patterns to consumers, allowing for:

●   smaller, more frequent bills based on actual consumption

●   faster network fault detection and restoration of supply.

Outcomes:

Digital Electricity metering:

●   72,000 Ergon Retail customers have been connected to digital meters across regional Queensland in 2021–22, taking the total number of digital meters to over 269,000. Approximately 31% of customer sites have digital meters.[35]

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

ecobiz:[31]

ecoBiz is a free Queensland Government-funded program delivered by the Chamber of Commerce and Industry Queensland. It provides free personal coaching, site surveys, training and tools to small and medium sized businesses to help them improve resource efficiency, environmental sustainability and reduce operating costs.

Decarbonising Remote Communities program:[32]

Four indigenous communities in Queensland’s far north have had renewable energy systems installed to reduce the use of diesel power. Participating Aboriginal and Torres Strait Islander Councils were key project partners in planning and delivering these projects. The program is currently being evaluated to identify learnings and insights to inform the QEJP Action 3.5 Clean energy for remote and First Nations communities. To achieve this commitment, an inclusive First Nations clean energy strategy will be co-designed by remote First Nations communities and the Queensland and Australian governments.

2022 Update to the National Construction Code:[33]

The Queensland Government is involved in promoting energy efficient buildings as part of the update of the National Construction Code.

ecobiz:

●   Over 1,000 businesses registered from all over Queensland, 90% of businesses recorded an increase in productivity and savings[36]

●   On average, participants in the program saved: 19% on their electricity costs, 31% on their water costs and 39% on their waste management costs.[37]

Decarbonising Remote Communities program:

●   The Mapoon Aboriginal Shire Council installed 95kW of rooftop solar and 32 kilowatt-hours of battery storage in late 2021.[38]

●   360kW of rooftop solar was installed across the Northern Peninsula Area (NPA), with all systems commissioned in the second half of 2021.[38]

2022 Update to the National Construction Code:

●   Increased residential energy efficiency standards within the National Construction Code 2022[39] to 7-stars (out of 10) for new dwellings (up from 6-stars) and a new ‘whole-of-home’ assessment method for the energy efficiency of the dwelling’s major fixtures and any on-site renewable energy e.g. solar photovoltaic (PV) system.[40,41,42]

●   The change was recognised as an action under the Queensland Building Plan Update 2021.[43]

November 2022	Page | 20

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Reducing emissions from government operations

Government is emissions reductions initiatives include:

●   Queensland Health - Office of Hospital Sustainability. This office will be responsible for implementing the emissions reduction plan as well as: [44,45]

–   setting benchmarks and targets for environmental sustainability in Queensland Health

–   ensuring investment in green/sustainable infrastructure for hospitals

–   review of procurement policies and practices to manage waste and procure environmentally sustainable products

–   providing advice and support on managing the effects of climate change on Queensland’s healthcare system.[46]

●   Department of Transport and Main Roads - Building sustainable roads: Using recycled materials has the potential to deliver significant benefits including cost savings, reducing landfill, protecting the environment, network performance, circular economy and reducing emissions.[47]

●   Department of Transport and Main Roads - Light Emitting Diode (LED) lighting replacement project:[48]More than 35,000 road lights have been identified for replacement on state-controlled roads with smart light technology delivering benefits including greatly improved lighting quality, reduced energy consumption by up to 45 per cent & reduced operating and maintenance costs.

●   Department of Education - Advancing Clean Energy Schools (ACES): A program to install solar panels at Queensland schools to reduce electricity costs and cut carbon emissions.[49]

Outcomes:

●   As at 30 June 2022 Queensland Health has reduced its carbon footprint by approximately 60,000 tonnes of carbon dioxide equivalent from 2020 levels.[50]

●   2 million m2 of pavement has been recycled using Hot-in-place asphalt recycling (HIPAR).[47]

●   In 2021–22, the government replaced 3000 obsolete road lights with high performing LED luminaires and Smart Light Control units.[48] Over 17,000 have been installed since delivery commenced in 2017.[48]

●   ACES exceeded the original target of 180,000 panels at 872 schools delivering 200,000 panels at 912 schools to generate an expected average of 280 Megawatts (MW) of electricity per day.[51,52]

Minister for Education, Minister for Industrial Relations and Minister for Racing

Minister for Health and Ambulance Services

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

Minister for Transport and Main Roads

Climate positive Olympic and Paralympic Games in 2032

A climate positive Brisbane 2032 will focus on delivering lasting legacies and help accelerate progress towards sustainable development goals, including emissions reduction. Climate positive is complemented by a number of broader sustainability commitments, goals and measures regarding climate change, infrastructure and natural sites, sustainable sourcing and resource management, mobility and workforce. To achieve climate positive, carbon management strategies will be guided by four key principles:

●   minimising the Games’ footprint before compensating more than 100% of residual emissions

●   continuously improving emissions forecasting and measurement to support evidence-based decision making

●   ensuring consistency and transparency across the event lifecycle to promote accountability and comparability

●   influencing to create change and deliver verifiable climate positive outcomes for Queensland and Australia, including by promoting shared responsibility.

Targets:

●   Climate Positive – Brisbane 2032 will deliver a carbon neutral Games involving actions and lasting behaviour changes, to achieve greenhouse gas reductions greater than the Games residual emissions.[53]

●   Maximising use of existing venues and temporary infrastructure.[54]

Premier and Minister for the Olympics Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

November 2022	Page | 21

Policy response	Strategies and goals	Targets and outcomes	Responsible minister

Implement adaptation and resilience measures to manage physical risk
Queensland Climate Adaptation Strategy / Sector Adaptation Plans

The Queensland Climate Adaptation Strategy[55] and the sector adaptation plans outlines actions to support adaptation outcomes for the community, local governments, key sectors and systems, and the Queensland Government.

Specific plans have been published for:[56]

●   Human Health and Wellbeing Climate Change Adaptation Plan (H-CAP)

●   Built Environment and Infrastructure Sector Adaptation Plan (BE&I SAP)

●   Building a resilient tourism industry: Queensland tourism climate change response plan (Tourism SAP)

●   Agriculture Sector Adaptation Plan (Ag SAP)

●   Biodiversity and Ecosystems Climate Adaptation Plan (B&E CAP)

●   Small and Medium Enterprise Sector Adaptation Plan (SME SAP)

●   Emergency Management Sector Adaptation Plan (EM SAP)

Targets:

The adaptation plans intended outcomes include:

●   H-CAP – growing the understanding of the impacts of climate change on health and wellbeing, identifying the gaps and barriers to adaptation, and identifying opportunities and co- benefits.[57]

●   BE&I SAP – encouraging and facilitating the sector to adapt to climate change and to design and build assets to go beyond minimum standard requirements.[58]

●   Tourism SAP – identifying measures to support resilient businesses, destinations and communities, stewardship and education for healthy natural assets and the green tourism industry leading the way towards carbon neutrality.[59]

●   Ag SAP – supporting stakeholder to access to climate hazard information and projections at scales that can inform industry as well as the development of tools and resources that support farm, regional, supply chain and industry-level management decision making.[60]

●   B&E CAP – incorporation of climate change adaptation and the persistent management of biodiversity and ecosystems into decision making and adaptation planning.[61]

●   SME SAP – consideration of workplace health and safety and the insurability in operations.[62]

●   EM SAP – incorporation of priority adaptation measures for the emergency management sector to adapt to climate change impacts, including through increased investment, education, training and risk management.[63]

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

Drought and Climate Adaptation Program (DCAP)	The DCAP assists agricultural producers to better manage the impact of drought and climate change. Through the program, climate scientists, government and non-government agencies, producers and industry leaders are collaborating to help producers better manage the financial risks associated with climate change through improved forecasting, tools and other activities.[64]

Outcomes:

As of July 2021, the program has engaged 11,000 producers, with 2,180 prompted to consider changes in management decisions.[65]

Examples of projects include:

●   Crop Insurance - developing an approach to improve climate-related insurance options for producers and insurance businesses. The project developed a cyclone insurance report and Discretionary Mutual Fund (DMF) proposal for sugar producers, economic modelling tools to assess the economic impacts of index-based insurance products, economic assessment of alternative policy options and prototype decision-support tools.[66]

●   There were 923 recorded producers/growers changing practices representing 545 business, 3.5 million hectares, 287,435 cattle, and 20,800 sheep.[67]

Minister for Agricultural Industry Development and Fisheries and Minister for Rural Communities

November 2022	Page | 22

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Embedding adaptation and resilience into government operations

Examples of adaptation and resilience practices being embedded into government operations and infrastructure include:

Queensland Climate Resilient Councils (Q CRC) program:[68] The program is designed to support local governments to strengthen institutional and staff capacity to manage climate risks and opportunities.

Qcoast2100 2.0:[69]

This initiative assists coastal government councils understand the risks from coastal erosion, storm tide inundation and sea level rise from climate change, finalise development of their Coastal Hazard Adaptation Strategies and to commence implementation of the recommended actions.

Outcomes:

Q CRC program:

●   54 of 77 councils[70] are participating in the program with a 2021 state-wide assessment determining a 91% improvement in governance practice standards since the commencement of the program.[71]

●   In 2020, the program developed a Climate Risk Management Framework for Queensland Local Government (Pilot draft), with accompanying Guidelines.[72]

Qcoast2100: 30 of 77 councils are participating in the:

●   development of Coastal Hazard Adaptation Strategies

●   development of First Nations Coastal Hazard Studies

●   implementation of the Coastal Hazard Adaptation Strategies actions through on-ground works and activities.[73]

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs Minister for Transport and Main Roads

Queensland Reconstruction Authority

The Queensland Reconstruction Authority (QRA)[74] is the State’s lead agency for disaster recovery, resilience and mitigation policy. It is tasked with:

●   administering disaster resilience funding, including a range of programs and grants to help communities mitigate and manage the risks associated with disasters[75]

●   managing and coordinating the Queensland Government’s program of infrastructure renewal and recovery within disaster-affected communities

●   working with state and local government partners to deliver best practice administration of public reconstruction and resilience funds

●   working collaboratively with key stakeholders to reduce risk and bolster disaster preparedness

●   providing advice to support the development of whole-of-government policies towards more resilient buildings, infrastructure and communities.

Outcomes:

The QRA has reduced the impacts related to disasters[76] and has supported resilience through the:

●   development of the Queensland Strategy for Disaster Resilience (QSDR) Resilient Queensland 2022-27[77]

●   delivery of the Get Ready Queensland Flood and Bushfire Communication Toolkits, providing a suite of consistent flood messaging that councils and state agencies can use on social media, disaster dashboards and other flood communication materials for local residents[78]

●   delivery of 180 new flood warning infrastructure assets for 28 councils as part of the Flood Warning Infrastructure Network benefiting communities of the Far North, North West, Townsville and surrounds.[79]

Since July 2021:

●   QRA has facilitated payments of more than $772 million in disaster recovery and other grants to councils, state agencies, and non-government organisations, including $224 million in response to the 2021–22 disaster season events.[80]

●   Managed a delivery program estimated at $4.9 billion across 20 events over the 2020–21 and 2021–22 disaster seasons, as well as the remaining works from 2019–20 requiring extended delivery due to COVID-19.[80]

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

Queensland Strategy for Disaster Resilience

The Queensland Strategy for Disaster Resilience 2022-27 (QSDR)[81], promotes a systems approach to resilience, connecting agencies and sectors to deliver improved resilience outcomes for Queensland. Queensland’s Regional Resilience Strategies are a commitment under the United Nations Office for Disaster Risk Reduction Sendai Framework.

The QSDR has four objectives

Outcomes:

Since 2018, resilience initiatives delivered include:

●   Delivery of the Regional Resilience Strategies, ensuring every region across Queensland is part of a locally led and regionally coordinated blueprint to strengthen disaster resilience. The Regional Resilience Strategies are supported by detailed local resilience action plans for councils that guide implementation of

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

November 2022	Page | 23

Policy response	Strategies and goals	Targets and outcomes	Responsible minister

●   Understand risk – apply data to strengthen risk reduction understanding, culture and education to help Queensland communities become more resilient to future disasters

●   Work together – increase the role of state-led coordination of resilience outcomes by enhancing cooperation to implement whole-of-government activities

●   Seek new opportunities – leverage regional, local and community knowledge to enhance capability in building resilience

●   Continuous improvement – clearer, more direct connection of funding to risk-based needs.

resilience actions over time aligned with potential investment pathways.[82]

●   Increased Queensland community awareness of disaster preparedness through the Get Ready Queensland campaign providing alerts and warnings, understanding of the risk and tools to help people prepare for and know what to do during and after disasters.[83]

Queensland Emergency Risk Management Framework and State Disaster Risk Report

Queensland Emergency Risk Management Framework[84] and State Disaster Risk Report managed by the Queensland Fire and Emergency Service (QFES). Under the State Disaster Management Plan, QFES is responsible for the collaborative development of the Queensland Emergency Risk Management Framework (QERMF) and the state-wide risk assessment. The QERMF is the method for managing emergency and disaster risk to inform risk-based planning across Queensland’s disaster management arrangements.

The State Disaster Risk Reports (SDRR)[85], is an annual State-wide assessment of disaster risk and provides a foundational level of information for risk assessments undertaken by local and district disaster management groups and other State entities to inform the development of risk-based local and district disaster management plans. The SDRR provides the results of a risk assessment at State and Regional planning levels and incorporates high-resolution climate data and projections out to the end of the century.

Outcomes:

●   SDRR published on 3 August 2022 by QFES.[86]

●   The State Disaster Risk Report informs the development of risk- based disaster management plans across all levels of Queensland’s disaster management arrangements. The State Disaster Risk Report also provides guidance on climate change and its elation to disaster risk in Queensland.

Minister for Police and Corrective Services and Minister for Fire and Emergency Services

Disaster Recovery Funding Arrangements (DRFA)[87]

In certain situations, Queensland will enter into Disaster Recovery Funding Arrangements (DRFA) with the Commonwealth Government. The DRFA consists of joint Commonwealth and State government funding, providing financial assistance to help communities recover from eligible disasters.

State funding for non-DRFA eligible disasters will continue to be administered under the State Disaster Relief Arrangements (SDRA), a wholly state funded program that may be activated for all hazards to provide assistance to alleviate personal hardship and distress.

The most recent exceptional circumstances package was established in relation to the 2021–22 Rainfall and Flooding events. This included funding for business and industry support, housing and accommodation, assistance for primary producers and rural landholders, funding to address community development, health and wellbeing and assistance for impacted community, sporting and recreational not-for-profit organisations.

Outcomes:

●   The DRFA provides financial assistance to help communities recover from eligible disasters.[88]

●   The SDRA provides assistance to alleviate personal hardship and distress due to disasters.[89]

●   Tools and resources are available for councils and state agencies to make use of the DRFA and SDRA.[89]

DRFA packages under the 2021–22 Rainfall and Flooding exceptional circumstances package focussed on developing resilience, including:

●   $741 million Resilient Homes Fund – assisting eligible, flood impacted homeowners across 39 local government areas whose homes were impacted by the 2021–2022 floods to repair, retrofit, raise or buy back their affected property.[90,91]

●   $154 million to rebuild, recover and improve the resilience of community, sporting and recreational assets.[91]

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

November 2022	Page | 24

Policy response	Strategies and goals	Targets and outcomes	Responsible minister

●   $56.9 million for environmental recovery including flood risk management, riparian recovery, weed and pest management, biodiversity conservation and restoration of environmental assets.[91]

●   $20 million in flexible funding grants to support local recovery and resilience building activities.[92]

●   $24.5 million for a community health and wellbeing package funding assistance for disaster-affected communities, including individuals, families and first responders with mental health services and emotional wellbeing support for those impacted by the flooding events.[93]

●   $121.1 million for an accommodation package providing short to medium term support for individuals and families displaced by the recent weather events.[94]

●   $12 million for a community development program that embeds Community Recovery and Resilience Officers across eligible local government areas to support the development of capacity and skills of individuals and groups, businesses and service providers within the affected areas.[95]

In addition, the Flood Risk Management Package will contribute to the following outcomes:[96]

●   improved critical baseline data and information to inform flood studies and risk assessments[96]

●   increased flood intelligence to be better able to prepare for and respond to flooding events[96]

●   community awareness of their flood risk and the information and services available to them to manage their risks[96]

●   availability of fit-for-purpose data, information, flood studies, risk assessments and management strategies, consistent with the Queensland Flood Risk Management Framework, to enable informed local decision making[96]

●   prioritised future investment in flood risk management.[96]

Community Sustainability Action grants	The Community Sustainability Action grants are providing grant funding to eligible community groups and individuals for innovative projects which seek to address climate change, conserve Queensland’s natural and built environment and protect unique wildlife.

Targets:

●   Grants of up to $100,000 (excluding GST) provided for eligible projects that enable community organisations to reduce emissions, boost renewables and reduce energy bills that come with running facilities and services.[97]

Outcomes:

●   As at 7 October 2022, a total of over $21.2 million has been allocated to 526 projects under the Community Sustainability Action grant program.[98]

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

November 2022	Page | 25

Policy response	Strategies and goals	Targets and outcomes	Responsible minister

Investing in climate change opportunities
New Economy Minerals

The Queensland Government is investing in exploration activities to improve the scientific understanding of geosciences data needed by industry to help locate and define deposits for future production.

Under the New Economy Minerals prospectus[99] issued in 2020, the government is committed to developing the potential North West, North East and other key mineral regions. The prospectus supports Queensland’s aspirations to become a major contributor in the extraction of new economy minerals and the development of processing and downstream manufacturing industries (such as cobalt, copper, zinc and vanadium that are in high demand from the renewable energy and technology sectors).

The exploration and mining of new economy minerals underpins the Queensland Government’s support for the State’s new energy industries. This will in turn support global decarbonisation efforts and help meet Australia’s emissions targets.

Actions are aligned to the Queensland Resources Industry Development Plan, noted in the Natural Capital - Policy Response section.

Targets:

The government has facilitated the exploration and development of new economy minerals through the 4-year Strategic Resources Exploration Program.100 This includes the:

●   Acceleration of development of commercial vanadium projects (and potentially other critical minerals), by delivering a common-user vanadium demonstration facility. The facility will help lower project development costs for smaller mining companies without testing facilities and attract investment into the region. The project is currently in a preliminary development phase, focused on concept design, investigating site options, preparing cost and schedule estimates, procurement and community engagement.101

●   Developing the Queensland Battery Industry Strategy aimed at moving Queensland’s new economy minerals further along the battery value-chain to support local battery manufacturing for electrified transport and renewable energy storage.102

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure Minister for Resources
Queensland Hydrogen Strategy and Biofutures 10-year Roadmap and Action Plan

The Queensland Hydrogen Industry Strategy103 aims to support a low emissions economy and create growth opportunities for new export markets.

To prepare Queenslanders to take part in hydrogen opportunities and ensure the industry can access the workers it needs, the Queensland Government has worked with industry to develop the Hydrogen Industry Workforce Development Roadmap 2022–2023.104 This Roadmap sets a path to a strong and adaptable workforce for a Queensland hydrogen industry.

It sets out a range of short, medium and long term actions for government and industry to deliver together, emphasising local approaches to hydrogen workforce development that values diversity, including the potential for skills and training initiatives linked to local hydrogen opportunities.

The Queensland Biofutures 10-Year Roadmap and Action Plan105 aims for Queensland to be an Asia-Pacific hub in biomanufacturing and biorefining, enabling global efforts to decarbonise and build diverse local industrial capabilities.

Targets:

The government is facilitating private sector investments by:

●   Supporting the Stanwell led consortium to progress the CQH2 renewable hydrogen export facility in Gladstone.106

●   Partnering with Fortescue Future Industries (FFI) to deliver the Global Green Energy Manufacturing Centre near Gladstone. FFI chose Gladstone, Queensland to establish Australia’s first multi-gigawatt-scale electrolyser factory, with an initial capacity of 2 gigawatts per annum. The first electrolysers scheduled for production in early 2023.107

●   Supporting initiatives to facilitate private sector investment through the Hydrogen Industry Development Fund. The Fund will support renewable hydrogen technology projects including transport, remote area power and integration of hydrogen production into waste water treatment.

Outcomes

●   Oceania Biofuels to establish a biorefinery in Gladstone, which will be Australia’s first commercial renewable diesel and sustainable aviation fuel production facility using renewable feedstocks.108

●   Shipping company ANL to develop a biofuel trial on a containerised shipping vessel.109

●   Mercurius Australia to establish a pilot biorefinery to produce sustainable aviation fuel, 100% renewable diesel and biochemicals from feedstock including agricultural and forestry residuals.110

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

Minister for Energy, Renewables and Hydrogen and Minister for Public Works and Procurement

November 2022	Page | 26

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Sustainable finance

Queensland Treasury Corporation (QTC) issues Green Bonds on behalf of the Queensland Government. QTC Green Bonds enable investors to support Queensland’s pathway to a climate resilient and an environmentally sustainable economy. The net proceeds of Green Bonds may be allocated against eligible projects and assets that have an environmental benefit associated with the State of Queensland.

QTC’s Green Bonds are issued in accordance with QTC’s Green Bond Framework, and either, the Climate Bonds Standard or the ICMA Green Bond Principles.

QTC reports on its Capital Guaranteed Cash Fund ESG profile, using the globally recognised ESG reporting provider MSCI.111

Outcomes

●   QTC has an eligible project and asset pool of circa A$16.92 billion, of which circa A$7.02 billion of Green Bond proceeds have been allocated.112

●   QTC issued a new A$3.0 billion, 2032 maturity Climate Bond Initiative certified Green Bond on 9 September 2021. This was the largest Australian Green Bond issued to date, bringing QTC’s total number of Green Bond lines on issue to four.113

Treasurer and Minister for Trade and Investment

November 2022	Page | 27

Climate change - Risk management

Effective climate risk management enables the Queensland Government to continue to:

●	deliver services
●	protect assets, staff and programs of work
●	provide leadership, strategic direction and certainty
●	support the growth of the economy into the future.

The Queensland Climate Action Plan 2020–2030 provides a central framework and coordinated approach to reach zero-net emissions by 2050 by bringing together actions across departments and areas of ministerial responsibility. It supports the management of key risks and opportunities by Cabinet through responsible Ministers and administering departments to support effective performance management consistent with the Queensland Government’s Performance Management Framework Policy.

Coordinated actions help to ensure climate risk management is included in the government’s culture, policies, systems and processes by building on organisational strategic planning, performance management and risk and governance frameworks. Examples of embedding climate risk management into government operations are provided in Figure 8.

Figure 8: Examples of embedding climate risk management into government operations

Queensland Climate Ready (QCR) program

●  Established by the Department of Environment and Science (DES) to support departments to improve their capability to manage climate risk and undertaken in partnership with Griffith University.

●  Supports Queensland government departments to better understand their climate risks, their capacity to manage these risks, and embed climate risk management into normal risk management practices.

●  It provides departments with support to undertake baseline climate risk assessments and identify initiatives to improve the integration of climate risk management into existing risk management processes and policies.

●  A pilot program has been undertaken with several large government departments with the learnings being used to guide a broader roll out of the program.

Specific government climate risk initiatives

●  Queensland Health developed Climate Risk Strategy 2021–2026 and Climate Change Adaptation Guidelines for Hospitals and Health Services. The strategy and guidelines provide information required to develop a Climate Change Risk Management Plan for Queensland Health and associated entities to: 114

–  manage the risks associated with a changing climate

–  take advantage of opportunities that may emerge

–  build on existing risk management practices including disaster management arrangements.

●  Department of Transport and Main Roads developed a Climate Change Risk and Adaptation Assessment Framework for Infrastructure Projects. The framework provides guidance on undertaking climate change risk assessments on infrastructure projects. Climate projections identify hazards, or changes in hazards, that may affect an asset or organisation, and identify the consequence and likelihood of that hazard or opportunity occurring. 115

●  The Queensland Futures Climate Dashboard was launched in 2018 and provides an interface to long-term projections for various climate variables for Queensland. The Dashboard serves a wide range of stakeholders and supports multiple functions related to climate risk management and adaptation decision making, including for health and emergency services, local governments and communities to better prepare for potential increases in the frequency and severity of extreme weather. 116

November 2022	Page | 28

Climate change - Metrics and targets

The Queensland Government has set emissions reduction targets with the objectives of achieving zero net emissions and decarbonising the energy sector (Figure 9). The Department of Environment and Science reports progress on its climate targets on the Queensland Climate Action Plan 2020–2030 website.117

Queensland monitors progress on its emissions reduction targets using the State and Territory Greenhouse Gas Inventories prepared by the Australian Government. All national and state/territory inventory data is publicly available from Australia’s National Greenhouse Inventory.118

Targets and milestones have been established for key policies to monitor their effectiveness over time with progress on policies being reported in the Climate Change - Policy Response section.

Figure 9: Key emissions and renewable energy targets

November 2022	Page | 29

Natural capital

Queensland has a range of natural capital assets, including an abundant supply of metal and mineral resources, renewable energy sources, productive agricultural land, diverse sources of water, biological diversity, important ecosystems, and globally recognised protected areas including World Heritage Areas.

The Queensland Government acknowledges First Nations peoples’ custodianship and deep relationship, connection and responsibility to land, sea and sky Country, as an integral element of First Nations identity and culture.

The Queensland Government has responsibility for the effective management of the State’s natural resources and in doing so it manages the balance of resources used between industry, the community and safeguarding the natural environment.

The Queensland Government manages nature-related risks at both a whole-of-state level and at an organisational level by establishing structures and regulating interactions of stakeholders with ecosystems. This includes surface and underground water management, biosecurity, aquaculture, forestry management and environmental protection.119

Natural capital - Management

The management of natural capital is undertaken by Cabinet with the support of key departments led by responsible Ministers as set out in Figure 6.

Natural capital - Strategy

Queensland’s natural assets underpin its economy and are critical for agriculture, tourism and many other industries. Protecting Queensland’s natural environment in a way that complements economic development is a priority. The State has a strong track record of leveraging its natural capital to develop new industries, such as the liquefied natural gas (LNG) export supply chain, new economy minerals and bio-futures.

Queensland’s rare and diverse environment provides a natural advantage and a unique opportunity to position itself as an investment destination of choice for premium natural capital investors.

The government’s approach to natural capital management is focused on conserving native biodiversity in Queensland to ensure its protection for future generations, and maintaining healthy ecosystems, clean water and clean air for everyone.

Risks and opportunities are managed through several of the government’s nature-related programs and policies. These fall broadly under the following key elements of Queensland’s natural environment (Figure 10).

November 2022	Page | 30

Figure 10: Queensland’s natural capital – key elements

Element	Example	Overview and objectives

Land	Forests, urban, mining and agricultural lands and the impacts of land-use changes on the quality of land-based ecosystems including biodiversity

●  The Queensland Government regulates land use to achieve sustainable economic prosperity while also helping to protect the environment.

●  The government manages the clearing of native vegetation to protect biodiversity, prevent land degradation and reduce emissions while providing for sustainable land use.

Freshwater	Fresh aquifers and surface water management

●  Surface water dominates Queensland’s water supply sources, with groundwater playing an important role for inland areas of the state. Access to fresh water relies heavily on rainfall which is highly seasonal and varies considerably year to year.

●  Underpinned by science and community consultation, water plans have been developed across the state to meet cultural, social, economic and environmental outcomes.

Ocean	Estuaries and marine ecosystems

●  Marine ecosystems support much of the state’s native biodiversity, including migratory birds, dugongs, dolphins, turtles and fish.

●  Sediment, nutrients and pesticides are the major catchment pressures that broadly impact Queensland estuaries and are targeted by key measures and included in water quality reporting.

Atmosphere	Air quality

●  The main sources of air pollutants in Queensland are transport and industrial activities, with rural and domestic activities also playing a role.

●  Planning schemes make major contributions to air-quality management by establishing the location and nature of major infrastructure, setting up goals and processes to guide development decisions, promote the use of public transport, walking and cycling and the use of low emission vehicles.

The Queensland Government has implemented policies to mitigate the risk to natural capital and ecosystem loss along with activities to create positive outcomes by reducing impact on nature or contributing to its restoration.

An outline of natural capital policies being implemented by the Queensland Government is provided in the

Natural Capital - Policy Response section.

November 2022	Page | 31

Natural capital - Policy response

Below is a summary of Queensland Government policies that support management of natural capital risks and opportunities.

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Managing the State’s natural capital
Queensland Protected Areas Strategy 2020–2030

Establishes the overarching framework, strategic direction and actions to further enhance Queensland’s protected areas and the natural habitats and ecosystems they support. Specific initiatives include:

•   Supporting the expansion, better management and sustainability of the state’s protected areas.120

•   Expanding the conservation of Queensland’s ecosystems and cultural heritage carried out through the Queensland Indigenous Land and Sea Ranger program.

The Queensland’s Protected Area Strategy issues an annual report card outlining what has been achieved during the year. It also provides baselines for the measures used to track progress.121

Outcomes:

•   Queensland’s protected area network covers more than 14.2 million hectares (8.26% of Queensland land area).122

•   Queensland’s protected area network is made up of:

–   69% public protected areas (national parks, conservation parks and resources reserves)122

–   31% private protected areas (special wildlife reserves and nature refuges).122

•   Queensland is home to five World Heritage areas.122

•   More than 2.5 million hectares of protected areas are managed by, or in partnership with, First Nations peoples.122 This includes:

–   54 new ranger positions across 13 communities as part of a commitment to double the number of Indigenous Land and Sea Rangers123

–   supporting 12 First Nations partner organisations to deliver outcomes for Country through the Looking after Country grant program123

–   Continuing to enhance fire management and risk mitigation, including developing a Fire Management Strategy to guide fire management, and a Bushfire Risk Management Framework to better identify, assess and treat bushfire risks to Queensland Parks and Wildlife Service managed land and our neighbours.124

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

See Appendix A: Datasets: Metric 9.
Biosecurity Management

The Queensland Biosecurity Strategy 2018–2023 (the Strategy) is a five-year plan to build the framework for Queensland’s future biosecurity system. It is designed to limiting the impacts of pests and diseases.125,126

The plan focuses on:

•   monitoring for unusual occurrences of pests, diseases and weeds so that they can be dealt with quickly

•   being prepared with systems and trained people to deal with threats

•   developing tools to manage the impact of invasive species, such as weeds and animals that may damage the environment or interfere with daily life

•   preventing outbreaks through effective border controls and property management.

		Outcomes:127 • Bio-security programs are in place to manage key risks. The full list is available from the Department of Agriculture and Fisheries (DAF).	Minister for Agricultural Industry Development and Fisheries and Minister for Rural Communities

November 2022	Page | 32

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Managing Natural Capital - Land
Vegetation Management128

Native vegetation is critical for maintaining biodiversity, preventing land degradation and reducing Queensland’s carbon emissions. Clearing in Queensland is regulated through the vegetation management framework.

It applies to most land tenures, including freehold land, Indigenous land, leasehold land and occupational licences under the Land Act 1994 (Qld).

Self-assessable accepted development codes allow low risk vegetation clearing for land management and infrastructure purposes, while higher risk vegetation clearing is assessed for development approval. In addition, incentives and support for improved land management and revegetation are provided through the Regional NRM Program and Land for Wildlife program. The government’s vegetation clearing laws allow landholders to undertake a range of activities to deal with the threat or aftermath of a bushfire. The Clearing for Bushfire Management Guide explains the approval and notification requirements under vegetation and planning legislation.

Outcomes:

•   Queensland Government monitors the extent of woody native vegetation and releases an annual report (SLATS) on the area of clearing and area of regrowth.129

See Appendix A: Datasets: Metric 12 and 13.

Minister for Resources Minister for Environment and the Great Barrier Reef and Minister for Science and Youth Affairs
Sustainable Agriculture130	The government provides an information service to assist proponents of private sector agricultural projects.

Outcomes:

Examples include:

•   DAF environmental impact assessment companion guide. Used by proponents, Commonwealth and State agencies, local governments and assessment managers to prepare initial advice statements, terms of reference, environmental impact statements and assessment reports.131

•   Land management practices: Information is available about land management practices in Queensland, including managing weeds, moving equipment, using chemicals, and wildlife and conservation issues. This includes best practise guides and grants funding.132

•   Queensland agricultural land audit: Identifies land important to current and future production and constraints to development.133

See Appendix A: Datasets: Metric 10 and 11.

Minister for Agricultural Industry Development and Fisheries and Minister for Rural Communities

November 2022	Page | 33

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Mine site development, management and rehabilitation

The government has an established process to manage the use of land for mining. This includes:

•   Environmental Authority (EA): All resource activities (which includes coal and mineral mining, petroleum and gas, geothermal and greenhouse gas storage activities) must have a specific type of licence called an Environmental Authority (EA).

•   Mining authorities and permits: The process for the approval of resource authorities and permits considers: financial and technical capability, development plans and work programs, environmental requirements, native title, regional interests development approval, eligibility, financial security and rents and royalties.

•   Reports and notices: Holders of permits, licenses or leases must provide information about their activities and meet their reporting obligations under Queensland resources legislation.

•   Legislation and policies: The Department of Resources has developed a series of guidelines to assist existing and prospective resource authority holders understand the legislation around resources issues and the responsibilities of a resource authority holder under the Mineral Resources Act 1989 (Qld) (MRA).

•   Safety and health management and reporting requirements: The government requires that holders of Authorities and Permits meet set safety standards and expectations including accident and incident reporting and rehabilitation.

Outcomes:

•   Information on current and approved applications for EAs is reported through the Environmental Protection Act 1994 Public Register.134

•   Queensland applies rigorous assessment process for resource projects which ensures the state’s mineral and energy resources are explored for and developed in the public interest.

Mine site rehabilitation outcomes include:

•   Risk and Prioritisation Framework for Abandoned Mine Management and Remediation: Supports the Abandoned Mines Management Policy to undertake prioritised works to make abandoned mines safe, secure, durable, and productive.135

•   Progressive rehabilitation and closure of mined land.136

•   Financial Provisioning Scheme: Improves the State’s management of its financial risk in the event holders of a resource activity environmental authority (holders) or small scale mining tenure (SSMT) fail to comply with their environmental management and rehabilitation obligations. Over time, the scheme will also provide funds to support rehabilitation of abandoned mines and expand research into mine rehabilitation.137

Minister for Resources Minister for Environment and the Great Barrier Reef and Minister for Science and Youth Affairs
Resource Recovery

The Queensland Government has developed a comprehensive Waste Management and Resource Recovery Strategy138,139 which aims to promote more sustainable waste management practices that reduce the amount of waste produced by business, industry and households.140

Queensland’s Resource Recovery Industries 10-Year Roadmap and Action Plan provides a framework to accelerate this transition and develop Queensland’s resource recovery industries.141

The Queensland Government has created a $2.1 billion waste and resource recovery package, including a $1.1 billion Recycling and Jobs Fund that will help build infrastructure to recover more resources from waste.142

The Queensland Government has developed the Energy from Waste Policy providing guidance for establishing EfW facilities in Queensland. It outlines important technical, environmental, regulatory, and social or community outcomes for proponents of EfW facilities to achieve.143 To transition to a circular economy and support the targets for 2050 a range of action plans (organics, plastics, single use plastics ban and 5 year roadmap) with implementation are being supported by a $1.1 Billion Recycling and Jobs Fund and the Queensland’s container refund scheme.144

Targets for 2050

•   25% reduction in household waste from the 2018 baseline145

•   90% of waste is recovered and does not go to landfill from the 2018 baseline145

•   75% recycling rates across all waste types from the 2018 baseline.145

Outcomes:

•   The supply of single-use plastic straws, stirrers, plates, bowls, cutlery and expanded polystyrene takeaway food containers and cups are banned in Queensland. The ban came into effect on 1 September 2021.146

•   The Queensland Recycling Modernisation Fund (QRMF) is being delivered in partnership with the Australian Government, to fund projects that improve the sorting, processing, recycling and remanufacturing of waste materials.147

•   The Regional and Remote Recycling Modernisation Fund (RRRMF), also co-funded with the Australian Government, provided grants of up to $500,000 for local governments and their industry partners to improve the viability of sorting, processing, recycling or remanufacturing of waste in regional and remote Queensland.148

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

Minister for Resources

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs

November 2022	Page | 34

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Managing Natural Capital - Freshwater
Water Management

The Department of Regional Development, Manufacturing and Water (RDMW) focuses on the sustainable management of water resources, focused on:

•   water planning that balances the needs of water users and the environment

•   ensuring the people of Queensland have access to safe and reliable drinking water and specific industries have access to suitable recycled water supplies, improving water security for both drinking and non-drinking purposes

•   facilitating efficient water markets to stimulate economic development in regional communities

•   ensuring the safety of dam infrastructure and downstream people and property

•   enabling fairness, transparency and accountability of water systems through high-quality data collection and visibility.

		Outcomes • Percentage of the State’s drinking water service providers compliant with drinking water regulatory requirements, Actual: 98% (Target: 90%).149 See Appendix A: Datasets: Metric 14 and 15.	Minister for Regional Development and Manufacturing and Minister for Water

Water conservation and security

Investment has been made to ensure future water security through a program of initiatives in recycling, desalination, and large-scale interconnection of the pipeline networks across South-East Queensland following the 1996–2010 drought.

Queensland’s Water Act 2000 (Qld) prescribes the framework to provide long-term water security for South East Queensland.

The Queensland Government engages with councils and water service providers to better understand the ability of current water supply systems to supply water for future growth (e.g. expansion of dams; storage for hydroelectricity) in regional urban areas.

Targets:

•   The Department of Regional Development, Manufacturing and Water provides a framework to provide long-term water security for South East Queensland (SEQ), as prescribed in the Water Act 2000 (Qld). The framework sets the desired level of service (LOS) objectives for water security in the SEQ region.150

•   The Department of Regional Development, Manufacturing and Water works in partnership with local councils to develop and publish Regional Water Supply Security Assessments that identify long-term water security risk for individual communities.151

Minister for Regional Development and Manufacturing and Minister for Water

Outcomes

•   In 2021–22, Regional Water Supply Security Assessments for Goondiwindi, Cassowary Coast, Dawson River communities, Biloela and Dalby have been progressed, with Biggenden and Roma being completed and published.151

See Appendix A: Datasets: Metric 14 and 15.

November 2022	Page | 35

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Managing Natural Capital – Oceans

Protecting and managing the Great Barrier Reef

The Reef 2050 Long-Term Sustainability Plan152 is the Australian and Queensland Government’s overarching framework for protecting and managing the Great Barrier Reef.

Under this plan the Queensland Government has introduced several initiatives including:

•   the Sustainable Ports Development Act 2015 (Qld) to reduce the impacts of port development

•   the Queensland Sustainable Fisheries Strategy 2017–2027.

The government has strengthened reef protection regulations to improve reef water quality and reduce the impact of vegetation clearing. In 2021, the Queensland Government committed $270.1 million over 5 years to 2025–2026 to continue the Queensland Reef Water Quality Program, which funds a range of projects working with industry, agricultural producers and communities. The government is also working with councils and the urban development industry to better manage urban run-off.

Queensland Government is also implementing the Reef 2050 Water Quality Improvement Plan 2017–2022153 (WQIP) which identifies how the water quality outcomes under the Reef 2050 Long-Term Sustainability Plan will be delivered. Reef 2050 WQIP is a joint commitment of the Australian and Queensland Governments that seeks to improve the quality of water flowing from the catchments adjacent to the Great Barrier Reef. It includes social, cultural and economic values, playing a critical role in the plan’s success.

Outcomes:

•   The Reef Water Quality Report Card measures progress towards the Reef 2050 Water Quality Improvement Plan.154

•   Inshore marine conditions were improved on the previous year and rated C155 against Reef 2050 Water Quality Improvement Plan targets. Overall, marine condition in the inshore reef improved with seagrass and coral remaining in poor condition and water quality improving to good. This was based on data from the Australian Institute of Marine Science (AIMS) coral and in situ water quality monitoring, James Cook University (JCU) flood plume monitoring and seagrass field surveys, and eReefs (CSIRO) water quality modelling.

•   Freshwater wetland conditions held steady and were rated C against Reef 2050 Water Quality Improvement Plan targets. Freshwater flood plan wetlands within Great Barrier Reef catchments remain in a moderate state. Within conservation areas the state of wetlands is good.156

•   2.2% reduction in dissolved inorganic nitrogen across the Great Barrier Reef catchment.157

See Appendix A: Datasets: Metric 16.

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs
Fisheries Management	The Queensland Sustainable Fisheries Strategy 2017–2027158 (QSFS) sets out the government’s reform agenda over 10 years.

Targets:

The QSFS 2017–2027 has set several targets to establish sustainable catch limits based on achieving maximum economic yield for all Queensland fisheries and demonstrate that no Queensland fisheries are overfished.159

Minister for Agricultural Industry Development and Fisheries and Minister for Rural Communities

Outcomes:

The Queensland Sustainable Fisheries Strategy: 2017–2027 - Progress report: Year 4 sets out the progress related to the strategy. Its highlights include:160

•   improved monitoring and research

•   establishment of sustainable catch limits

•   drafting harvest strategies

•   setting fishing rules and access.

November 2022	Page | 36

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Managing Natural Capital – Air
Air Quality Protection

At the state level, the Environmental Protection Act 1994 (Qld) and the Environmental Protection Regulations 2008 (Qld) establish a list of industrial activities (called environmentally-relevant activities— ERAs) that must have a current development approval or environmental authority.

To prevent or minimise environmental harm, a person carrying out an activity must take all reasonable and practicable steps to ensure that best practices in environmental management are used. Conditions of approval may include:

•   limits on emissions of air pollutants

•   requirements to monitor emissions or ambient air quality.

The Environmental Protection (Air) Policy 2019 sets air quality objectives for the state. The policy sets the targets for particulate matter 2.5 and 10, particles which result from pollution, smoke, dust and haze and can negatively impact human health.

Outcomes:

•   The Queensland Department of Environment and Science (DES) in collaboration with industry partners operates an air quality monitoring network across the state. Data from the monitoring network is presented online as ambient concentration, air quality categories and smoke and dust health action levels which are updated hourly.161

•   Health action levels are recommendations that have been developed by Queensland Health to support and inform the community on what actions to take to protect their health during a smoke event.162

Current air monitoring activities include:163

•   Coal dust management

•   Gladstone

•   Swanbank odour management

•   Mount Isa Mine Lead and air quality monitoring

•   Oxenford air quality monitoring project

•   Cleanaway New Chum.

See Appendix A: Datasets: Metric 17.

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs
Investing in Natural Capital opportunities
Queensland Resources Industry Development Plan

The Queensland Resources Industry Development Plan (QRIDP) outlines how government and industry work together to address and respond to key global emerging trends. Focus areas contain actions to be undertaken over the short and medium term to position Queensland’s resources industry for long-term, sustainable growth over the next 30 years.164

The six key focus areas for government and industry are:

•   Grow and diversify the industry

•   Strengthen environmental, social and governance credentials and protect the environment

•   Foster coexistence and sustainable communities

•   Ensure strong and genuine First Nations partnerships

•   Build a safe and resilient future workforce

•   Improve regulatory efficiency.

Targets:

•   The Queensland Government will establish a Ministerial Queensland Resources Industry Development Plan Advisory Group to monitor, guide and advise on implementation of government and industry actions and expectations agreed to in the plan.165

Outcomes:

•   Progress and outcomes on actions will be tracked publicly.

•   Appointed the Inaugural Rehabilitation Commissioner in 2021. The Commissioner’s role is to advise government on best practice mine rehabilitation, raise awareness of rehabilitation matters and facilitate better public reporting on rehabilitation performance.166

Minister for Resources

November 2022	Page | 37

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Land Restoration Fund (Carbon farming)	The Queensland Government’s Land Restoration Fund (LRF) is expanding carbon farming in the state by investing in land-sector projects that produce Australian Carbon Credit Units (ACCUs) as well as additional co-benefits for the environment, regional economies and First Nations people.

Outcomes (aggregated from the Land Restoration Fund Register):167

Round 1 - 2021

•   16 carbon farming projects

•   An average of 6 co-benefit types delivered by each project.

Round 2 - 2022

•   To date, six carbon farming projects contracted

•   An average of six co-benefit types delivered by each project.

As of 30 June 2022, 9,500 ACCUs are held by the LRF168, equivalent to 9,500 tonnes of carbon dioxide being sequestered or avoided.

Minister for the Environment and the Great Barrier Reef and Minister for Science and Youth Affairs
Tourism

The Department of Tourism, Innovation and Sport supports investment into development of sustainable, low impact tourism infrastructure, aimed at balancing tourism development with environmental preservation and protection. This includes:

•   attraction and facilitation of investment in the development and refurbishment of tourism infrastructure with a focus on sustainable, regenerative and nature-based product underpinned by the appeal of Queensland’s natural capital.

•   delivering programs such as the Activate Ecotourism Infrastructure pilot initiative to facilitate the delivery of ecotourism or nature-based tourism infrastructure adjacent to, or near, public protected areas, world heritage areas, state forests or timber reserves.

The Queensland Government’s Eco-certified Tourism Destination Program is also supporting Queensland destinations to achieve sustainable tourism certification, recognising the importance of natural capital in underpinning industry’s long-term success.

Targets:

Through Towards Tourism 2032 Queensland aims to deliver: 169

•   Sustainable and regenerative tourism practices that support communities and value the contribution visitors make to their environment and lifestyle.170

•   A thriving nature-based tourism sector that balances tourism development with environmental preservation, protection and interpretation.170

Minister for Tourism, Innovation and Sport and Minister Assisting the Premier on Olympics and Paralympics Sport and Engagement

November 2022	Page | 38

Natural capital - Risk management

Key risks are managed by Cabinet through responsible Ministers and administering departments with support from the Queensland Government’s Performance Management Framework Policy.

Service Delivery Statements establish key efficiency and effectiveness service standards for each Minister’s portfolio and provide information on progress toward achieving these targets.

Annual reports are prepared by each government agency on non-financial and financial performance towards achievement of government’s objectives.

Natural capital - Metrics and targets

The Queensland Government uses a wide range of metrics and targets to assess, manage and monitor the government’s performance in managing its natural capital. Targets and milestones are established for key policy responses to monitor their effectiveness over time. Key targets and milestones are identified in Natural Capital - Policy Response.

November 2022	Page | 39

Social

Queensland has an educated, healthy, and skilled workforce, underpinned by the government’s ongoing investment in education, health services, social welfare, public order and safety as well as in other essential services. Queensland benefits from a well-balanced, diversified economy. Queensland’s reputation for lifestyle, geographic advantages and economic diversity attracts both skilled workers and investment to Queensland.

Social - Management

Cabinet has responsibility for the management of social risks with the Premier of Queensland assigning areas of responsibility to Ministers. Figure 11 sets out the responsibility of Cabinet and roles of key Ministers regarding social management.

Figure 11: Queensland’s social management

Minister	Role and focus

Premier and Minister for the Olympics	• Section 10 of the FA Act requires the Premier to prepare and publish a statement of the State government’s broad objectives for the community.

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

•  Support a more resilient, competitive and stronger economy, investing in productive infrastructure, building Queensland’s regions, creating an environment for business confidence and investment, and supporting Queensland communities with a focus on the creation of good, secure jobs.

•  Oversee strategic planning, policy and service delivery for priority industry sectors, progressing major public and private projects and delivering planning and programs for priority industry sectors.

Minister for Education, Minister for Industrial Relations and Minister for Racing

•  Engage with children and young people to improve educational outcomes and provide an inclusive education for all students.

•  Develop strategies to improve educational outcomes of Aboriginal and Torres Strait Islander people across Queensland.

Minister for Health and Ambulance Services

•  Deliver timely, quality and appropriate, patient focused services in the face of increasing demand.

•  Invest in frontline staff to deliver appropriate public health care and invest in, build and expand new facilities across Queensland to strengthen Queensland’s hospital and health system, and deliver better health care for all Queenslanders.

Minister for Transport and Main Roads

•  Deliver road and transport infrastructure across Queensland.

•  Oversee the implementation of programs to ensure an effective, efficient and accessible public transport system

•  Planning, management and delivery of Queensland’s integrated transport system to achieve sustainable transport solutions for road, rail, air and sea

Attorney-General and Minister for Justice, Minister for Women and Minister for the Prevention of Domestic and Family Violence

•  Deliver an effective, responsive and efficient justice system that underpins a just and safe Queensland.

•  Deliver effective laws and responsive systems that target criminal behaviour strategically.

•  Protect the privacy of Queenslanders including their digital security by introducing comprehensive laws based on the recommendations of the Queensland Law Reform Commission.

November 2022	Page | 40

Minister	Role and focus

Minister for Police and Corrective Services and Minister for Fire and Emergency Services

•  Monitor and improve police disciplinary systems to ensure accountability and fairness for police officers and the public.

•  Contribute to the provision of a timely, coordinated and appropriate response to minimise the effects of fire and emergency events.

•  Maintain a risk-based approach to emergency services and continue to support the State Emergency Service and continue to provide appropriate equipment and training opportunities.

Minister for Tourism, Innovation and Sport and Minister Assisting the Premier on Olympics and Paralympics Sport and Engagement

•  Drive sustainable growth of the tourism industry, attracting tourism investment to sustain and create Queensland jobs.

•  Support the sport and recreation industry to increase participation of different cultural groups to enhance social cohesion.

Minister for Communities and Housing, Minister for Digital Economy and Minister for the Arts

•  Benefit Queenslanders and their communities by providing housing and homelessness services that are responsive, integrated and accessible

•  Implement the Queensland Housing Strategy and increase home ownership outcomes for Aboriginal and Torres Strait Islander people, including those living on Indigenous communal lands.

•  Support arts and cultural activities that provide public value for Queensland communities, build local cultural capacity, cultural innovation and community pride, in partnership with local councils and industry.

Minister for Employment and Small Business and Minister for Training and Skills Development

•  Support job creation in Queensland with focus on fostering a skilled and productive workforce now and in the years ahead.

•  Build a strong and resilient small business to support jobs and growth.

•  Support vocational education and training to ensure Queensland has a skilled population needed to attract investment and encourage job creation.

Minister for Seniors and Disability Services and Minister for Aboriginal and Torres Strait Islander Partnerships

•  Support efforts across the Queensland Government to build an age- friendly state in which all Queenslanders, regardless of their age, can stay active and connected, and contribute economically, socially and culturally.

•  Support efforts across the Queensland Government to build an inclusive Queensland where all Queenslanders can thrive and reach their full potential as equal citizens.

•  Partner with Aboriginal and Torres Strait Islander people, families and communities to support and foster a strong, safe, resilient and thriving Aboriginal and Torres Strait Islander community.

Minister for Children and Youth Justice and Minister for Multicultural Affairs

•  Implement and monitor the government’s child and family reform agenda.

Lead the development of initiatives to help prevent youth crime and improve outcomes.

•  Lead actions and policy that will promote Queensland as a united, harmonious and inclusive community.

November 2022	Page | 41

Social - Strategy

The Queensland’s social strategy reflects the government’s broad objectives for the community as prepared by the Premier of Queensland (Figure 12). These broad objectives for the community inform the sustainability priorities relating to social strategy (Figure 2).

The objectives for the community reflect the government’s vision for Queensland and outlines the plan to build future prosperity and growth across the state. The objectives are long-term and can only be achieved by everyone involved working together.

Figure 12: Queensland Government’s objectives for the community

The government will regularly report its achievements against the objectives for the community.

The government is dedicated to taking action to achieve these objectives (Figure 13).

November 2022	Page | 42

Figure 13: Embedding objectives with actions

Objective	Social focus areas	Key sustainability related actions
GOOD JOBS		
Good secure jobs in our traditional and emerging industries	» **Supporting jobs** » **Backing small business** » **Making it in Queensland** » **Investing in skills**	Increasing opportunities for good secure jobs in more industries for Queenslanders to benefit from participation in the economy and community. • Queensland's strategy is focused on creating good, secure jobs in more industries across the state by providing an environment for Queensland businesses to be competitive, attract private investment and thrive as the world changes. • Queensland will take advantage of global shifts and build on its strengths to realise opportunities in traditional and emerging industries that support good, secure jobs.
BETTER SERVICES		
Deliver even better services right across Queensland	» **Backing our frontline services** » **Keeping Queenslanders safe** » **Connecting Queensland** » **Educating for the future**	Improving the wellbeing of Queenslanders through better health, education, transport and other public services through: • Education priorities include the establishment of the critical foundations for learning and wellbeing through quality education and empowering confident and creative lifelong learners through a student-centred approach to learning and wellbeing. • Health priorities include the delivery of an integrated system that supports the delivery of world class health services and is prepared for system-wide threats. • Implementing transport programs to ensure an effective, efficient and accessible public transport system
GREAT LIFESTYLE		
Protect and enhance our Queensland lifestyle as we grow	» **Protecting the environment** » **Growing our regions** » **Building Queensland** » **Honouring and embracing our rich and ancient cultural history**	Supporting the Queensland lifestyle through equitable access to services and opportunities. • Promoting social cohesion through a focus on equitable access to opportunities and services aimed at creating better outcomes. • The Queensland Government continues to advance policies which promote inclusion and diversity and in turn support labour force productivity. • Focus areas include gender diversity, workforce participation, equitable outcomes, equitable access to health care and education, and housing and opportunities for First Nations peoples (Aboriginal peoples and Torres Strait Islander peoples) and people from culturally and linguistically diverse backgrounds.

An outline of social polices being implemented by the Queensland Government is provided in the *Social – Policy Response* section.

November 2022	Page | 43

Social - Policy response

Below is a summary of Queensland Government policies that support management of social risks and opportunities.

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Good secure jobs in our traditional and emerging industries
Priority industries

The Industry Partnership Program171 has been established to grow and create jobs across a number of priority industries including:

•   Biomedical: Creating a regionally integrated and globally competitive biomedical industry hub.

•   Hydrogen: Driving the development of a competitive renewable hydrogen industry supporting the transition to a low-emission economy.

•   Biofutures: For Queensland to be an Asia-Pacific hub in biomanufacturing and biorefining, enabling global efforts to decarbonise and build diverse local industrial capabilities.

•   METS: Getting ready for the mining equipment, technology and services (METS) sector’s next wave of growth.

•   Resource recovery: Transitioning Queensland to a circular economy by accelerating projects that divert waste from landfill, reduce stockpiling and create jobs.172

•   Aerospace and space: Supporting the state’s innovative aerospace and space sectors while creating high paid and sustainable jobs of the future.

•   Beef Processing: Supporting growth of the beef processing industry is part of our plan for a flourishing Queensland manufacturing sector.

Outcomes:

Progress reports for each industry outline deliverables against each priority sector.173 Highlighted outcomes from the reports include:174

•   Biomedical: Five biomedical businesses supported through the Advance Queensland Industry Attraction Fund, creating over 542 jobs and delivering cutting-edge facilities, including Australian Biotherapeutics, LuinaBio and BGI Australia.175

•   Biofutures: During an Australian-first trial of sustainable aviation fuel (SAF), over one million kilometres were flown by more than 700 domestic and international flights using the SAF mix.176

•   METS: Three late-stage commercialisation accelerator workshops delivered to support 30 innovative Queensland METS companies to commercialise their latest technologies.177

•   Resource recovery: Supported projects diverted 1.3 million tonnes of waste from landfill once operational which is 11.1% of the 11.04 million tonnes generated in 2018-19.178

•   Aerospace and space: In partnership with Boeing Australia, new advanced autonomy platform technology was developed in Queensland, with 42 Queensland SMEs participating in the project supply chain and 189 high-tech jobs supported.179

•   Beef Processing: Working to implement Regional Transport Plans, Livestock Services Contracts, the Queensland Transport and Roads Investments Program and rail infrastructure upgrades.180

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure
Good people. Good jobs: Queensland Workforce Strategy 2022–2032

Good people. Good jobs: Queensland Workforce Strategy 2022–2032181,182 sets out how the government seeks to:

•   connect industry, community and government to more Queenslanders

•   educate the workforce through upskilling and reskilling

•   attract and retain a skilled workforce.

The strategy is underpinned by five focus areas:

•   workforce participation

•   local solutions

•   school-to-work transitions

•   workforce attraction and retention

•   skilling Queenslanders now and into the future.

Outcomes:

•   Implementation of Skilling Queenslanders for Work initiative, which funds training and support for unemployed or underemployed people, with a focus on young people (including those in and transitioned from out-of-home care), First Nations people, people with disability, mature-age jobseekers, women re-entering the workforce, veterans and ex-service personnel and people from culturally and linguistically diverse backgrounds.183

•   Free Technical and Further Education (TAFE) and free apprenticeships for those under 25 years of age.184

•   Turn to Teaching Internship Program provides financial support while teachers study and provides paid internship and permanent teaching positions within a Queensland state school following completion of studies.185

•   Vocational, Education and Training Emerging Industries initiative to support skills development for manufacturing, renewable energy, agriculture, and screen and digital media (in progress).186

Minister for Employment and Small Business and Minister for Training and Skills Development

November 2022	Page | 44

Policy response	Strategies and goals	Targets and outcomes	Responsible minister

•   Implementation of the Workforce Connect Fund, an initiative aiming to improve participation and retention of Queenslanders, including those who are under-represented in the workforce; and to also support small businesses to recruit and retain these workers.187

•   Back to Work focuses on financial and non-financial support for jobseekers, employers and their employees who identify from one of the following cohorts: youth (aged 15 to 24 years), Aboriginal and Torres Strait Islander peoples, people with disability and long-term unemployed.188

•   The Growing Workforce Participation Fund aims to develop partnerships with industry to build longevity and sustainability in the workforce by empowering industry and employers to support jobseekers from identified target groups who experience greater disadvantage in the labour market.189

Advanced Manufacturing 10-Year Roadmap and Action Plan

The Advanced Manufacturing 10-Year Roadmap and Action Plan has a number of strategies including:190

•   Driving advanced manufacturing in Queensland

•   Supporting manufacturers to grow in a carbon neutral future

•   Supporting manufacturers to take advantage of large scale and emerging industry and procurement opportunities

•   Increasing the participation of women in manufacturing

Outcomes:

•   The Made in Queensland (MIQ)191 grants program continued in 2021–22. The 2021-22 round awarded grants to 21 Queensland manufacturers for projects to improve employment and competitiveness through the adoption of advanced technologies.192

•   The Manufacturing Hubs Grants Program193 is available to manufacturers in the Cairns, Townsville, Mackay, Central Queensland and Gold Coast manufacturing hub regions. The program has awarded grant funding to 38 regional manufacturers.192

•   The Industry Engagement Program provides tools, information and demonstrations to build capacity and capability in manufacturing businesses. In 2021–22, the department delivered 89 workshops, events and seminars attracting more than 1,400 attendees.192

Minister for Regional Development and Manufacturing and Minister for Water
Investment in research and development (R&D)

The Queensland Government supports scientific research through funding assistance, financial incentives and policies.194,195 The government invests in scientific research to:

•   inform decision making for the government, industries and community

•   create sustainable jobs for the future and drive innovation

•   prepare for the future by identifying and responding to emerging crises

•   prepare for future industries and forecast economic trends

•   improve efficiency and enhance competitive advantage

•   protect our natural environment.

Outcomes:

Around $444 million was spent by the government on R&D in 2020–21 (2019–20: $380 million). As a proportion of total expenditure, the top three organisations were:

•   Queensland Health accounting for 34 per cent.196

•   Department of Agriculture and Fisheries accounting for 23 per cent.196

•   QIMR Berghofer Medical Research Institute accounting for 10 per cent.196

See Appendix A: Datasets: Metric 36 and 37.

Deputy Premier, Minister for State Development, Infrastructure, Local Government and Planning and Minister Assisting the Premier on Olympics Infrastructure

November 2022	Page | 45

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Advance Queensland	To build Queensland’s competitive strengths, diversify our economy and create the knowledge-based jobs of the future, Advance Queensland is driving innovation-led economic growth through increased collaboration between government, industry and research organisations.

Outcomes:

•   Advance Queensland has involved the delivery of more than 140 programs and activities supporting more than 28,000 jobs and leveraging over $1 billion in funds from external partners and investors.197

•   Delivery of the Advance Queensland Innovation for a Future Economy 2022-32 Roadmap198 which sets out the direction, key priority outcomes and initiatives for the next phase in Queensland’s innovation journey.199

Minister for Tourism, Innovation and Sport and Minister Assisting the Premier on Olympics and Paralympics Sport and Engagement
Skills for Queensland

The government is ensuring Queenslanders have the skills they need to find meaningful jobs and set up pathways for the future. The Queensland Workforce Summit in March 2022 included discussion of:200

•   development of a Queensland Workforce Strategy

•   release of Jobs Queensland’s Anticipating Future Skills

•   investment of $15M for new training and skills strategies

•   launch of the Growing Workforce Participation Fund in target areas.

Skilling Queenslanders for Work (SQW) initiative is designed to achieve success on social, economic and fiscal fronts to increase workforce participation, drive job growth, improve skills development and work opportunities for disadvantaged Queenslanders. SQW funds the community sector and follows a place-based approach tailored to specific disadvantaged cohorts and communities.201

Outcomes:

•   In 2021–22 more than $1B was invested in publicly funded training and skills initiatives which contribute to building Queensland’s workforce to support economic recovery and growth. From this investment, over 226,000 Queensland Government funded students have undertaken vocational education and training in 2021–22.202

•   Delivering a Queensland Workforce Strategy to position Queensland’s workforce as a key enabler of the state’s prosperity, by helping to build the workforce that the state needs now and in the future.203

•   SQW initiative has an ongoing annual investment of $80 million to support up to 15,000 Queenslanders into work each year.204

Treasurer and Minister for Trade and Investment Minister for Employment and Small Business and Minister for Training and Skills Development
Tourism

The Department of Tourism, Innovation and Sport has a role in supporting Queensland’s tourism industry. It has several strategies including:

•   Action Plan for Tourism Recovery

•   Queensland Tourism and Transport Strategy.

The strategies support industry to deliver greater investment in new tourism products and infrastructure.

Future proofing the tourism industry, the Interim Action Plan for Tourism Recovery and the Towards 2032: Reshaping Queensland’s visitor economy to welcome the world set the course for the tourism industry for the next decade and beyond.205

Towards 2032: Reshaping Queensland’s visitor economy to welcome the world sets out key principles for delivery of legacy and engagement for the Brisbane 2032 Olympic and Paralympic Games.206

Targets:

Tourism infrastructure and investment to focus on ensuring Queensland plans, attracts and builds tourism infrastructure for the future success of Queensland’s visitor economy including key ecotourism and Great Barrier Reef Island Resort projects.207

Outcomes:

Achievements in 2021–22 include:

•   $360 million of new capital into Queensland tourism infrastructure.207

•   delivery of $74 million Rebuilding Queensland Tourism program to activate tourism experiences, boost events and marketing.207

•   Work in Paradise program supported more than 3,550 people to take tourism and hospitality jobs in regional Queensland.207

•   Aviation Route Restart Program delivered 720,000 seats on 65 services to support an estimated 1,641 jobs.207

Minister for Tourism, Innovation and Sport and Minister Assisting the Premier on Olympics and Paralympics Sport and Engagement

November 2022	Page | 46

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Deliver even better services right across Queensland
Access to appropriate and relevant modes of learning

The Queensland Government is committed to providing a great start for all children, engaging young people in learning, and supporting wellbeing and engagement. The Department of Education Strategic Plan208 outlines key actions, including:

•   introducing a new Kindy Funding Scheme supporting families to enrol in kindergarten209

•   the Investing for Success (I4S) program, that supports State schools to use funds to support students in achieving improved outcomes at all levels of schooling210

•   delivering the Student Wellbeing Package to employ additional wellbeing professionals and support 50 state schools to provide free general practitioner services to secondary students at school over three years from 2021–22.211

Targets:

•   Proportion of students at or above the National Minimum Standard.212 This varies based on cohort, full targets are available from the Department of Education Service Delivery Statement and Annual Report.213,214

•   The proportion of state school students who, six months after completing Year 12, are participating in education, training or employment is 88% or more.215

•   The participation of vulnerable children in quality kindergarten programs rises to more than 95%.215

•   6,190 new teachers and 1,139 new teacher aides to be employed over the four years from 2020–21 to support learning outcomes across the state.216

Education access outcomes:

•   Proportion of students at or above the National Minimum for Years 3,5,7 and 9 are available from the Department of Education annual report.217

•   Queensland schools employed 64,269 full-time equivalent teaching staff in 2021. Of this total, 32,202 were employed in primary schools and 32,067 in secondary schools, as of February 2022.218

•   90% of state and non-state school students, six months after completing Year 12, are participating in education, training or employment.219

•   98% of Queensland children were enrolled in an early childhood education program in 2021–22.220

Student Wellbeing Package outcomes:

•   Total of 92.28 FTEs were employed through the Student Wellbeing Package to support the provision of additional support for students’ mental health in schools.221

•   27 of the 50 schools selected to participate in the general practitioners (GPs) in Schools Pilot commenced providing a GP service to students in their school.221

See Appendix A: Datasets: Metric 19,20, 21, 22,23 and 24.

Minister for Education, Minister for Industrial Relations and Minister for Racing

November 2022	Page | 47

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
New schools and upgrades	The Queensland Government is committed to investing in communities to give Queensland children a great start, and providing young people with world-class learning facilities, no matter where they live.222

Targets:

•   Deliver four new schools in high growth areas for 2023 including three primary schools in Augustine Heights, Ripley and Yarrabilba, and one new secondary school in Palmview.223

•   Delivering increased internet speeds at every state school in Queensland. Upgrades will see speeds increase on average 40 times greater than the previous bandwidth allocation standard by the end of 2023 and 200 times greater by 2026.224

•   Support investment in additional classrooms at existing schools experiencing in-catchment enrolment growth.225

Outcomes:

•   During 2021–22, three new state schools opened to meet community needs and offer contemporary learning environments. These schools support almost 600 full-time jobs during construction.226

Minister for Education, Minister for Industrial Relations and Minister for Racing
Delivery of core health services and infrastructure

Queensland Health delivers expert health system governance, statewide clinical health support services, information and communication technologies, health promotion and disease prevention strategies, urgent patient retrieval services and health infrastructure planning.227

The department’s key actions include:

•   operating the health and ambulance services and supporting frontline staff including doctors, nurses and paramedics

•   providing improved mental health services

•   increasing health system capacity.

Targets:

•   An additional 5,800 nurses, 1,500 doctors and 1,700 allied health professionals through to September 2024.228

•   Increase health care capacity including delivery of an additional 2,200 additional overnight beds at 15 facilities by 2028.229

Outcomes:

Between March 2015 and March 2022:

•   10,638 (or 38.1 per cent) increase in the number of nurses230

•   3,106 (or 39.2 per cent) increase in the number of doctors230

•   1,103 (or 29.7 per cent) increase in the number of ambulance officers230

•   1,350 increase in the number of available hospital beds between June 2015 and June 2022.231

See Appendix A: Datasets: Metric 25, 26, 27 and 28.

Minister for Health and Ambulance Services
Health and wellbeing initiatives

Key initiatives include:

•   My health, Queensland’s future: Advancing health 2026232 - a 10-year vision to improve the broader health system with focus on new ideas, research and technology.

•   Prevention Strategic Framework 2017–2026233 – a pathway for reducing chronic diseases and improving health for all Queenslanders.

•   Health and Wellbeing Queensland – established in 2019 to improve the health and wellbeing of Queenslanders and reduce health inequities.234

•   Obesity Prevention Programs – Health and Wellbeing Queensland has provided funding of $68 million over three years (to 30 June 2024) for delivery of six state-wide community healthy lifestyle programs to encourage and support Queenslanders to adopt healthier behaviours.

•   The Rural and Remote Health and Wellbeing Strategy 2022– 2027235 outlines a whole-of-system approach to achieving health equity for rural and remote Queenslanders.

Outcomes:

•   2.8 percentage point reduction in the number of children who are overweight or obese (2011–12 to 2017–18).236

•   68% of children and 53% of adults were reported to have met daily recommendations for servings of fruit, and 46% of children and 59% of adults met recommendations for physical activity (2020).237

•   Queensland Health led the development of the National Obesity Strategy on behalf of the Australian Health Ministers’ Meeting. The strategy was released on 4 March 2022, World Obesity Day with a joint statement from all Australian Health Ministers.238

See Appendix A: Datasets: Metric 29, 30, 31, 32 and 33.

Minister for Health and Ambulance Services

November 2022	Page | 48

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Protect and enhance our Queensland lifestyle as we grow
Legislation and policies to support human rights and equal opportunities

Legislation and initiatives include:

•   Human Rights Act 2019 (Qld)

•   Anti-Discrimination Act 1991 (Qld)

•   Right to Information Act 2009 (Qld)

•   Modern Slavery Act 2018 (Cth)

•   Queensland Women’s Strategy 2022-2027

•   Buy Queensland Strategy and associated policies such as Social Procurement Targets.239

Outcomes:

•   Yearly average labour force participation rate of 76.8% for females compared to 83.9% for males for those aged 15 to 64 in 2021–22 (2020–21: 75.3% for females compared to 83.4% for males for those aged 15 to 64).240

•   Percentage of women appointed to Queensland Government Boards during 2021–22: 56% (2020–21: 53%).

See Appendix A: Datasets: Metric 34 and 38.

Premier and Minister for the Olympics
National Agreement on Closing the Gap

Queensland is a signatory to the National Agreement on Closing the Gap which aims to overcome the inequality experienced by First Nations peoples and achieve life outcomes equal to all Australians. At the Centre of the National Agreement are four priority reforms:

•   strengthen and establish formal partnerships and decision making

•   build the First Nations communities-controlled sector

•   transform government organisations for First Nations peoples

•   improve and share access to data and information.

		Outcomes: See Appendix A: Datasets: Metric 35.	Minister for Seniors and Disability Services and Minister for Aboriginal and Torres Strait Islander Partnerships
Reframing the relationship between First Nations Queenslanders and the Queensland Government

First Nations peoples and the Queensland Government are building a reframed relationship that acknowledges, embraces and celebrates the humanity of Indigenous Australians.241

The Path to Treaty is a shared journey between the Queensland Government, Aboriginal and Torres Strait Islander peoples and non- Indigenous people. It is a key reform initiative with the ultimate goal of negotiating a treaty, or treaties.

It aligns with parallel reforms underway in Queensland and at the national level that seek to uphold First Nations aspirations, including:242

•   Local Thriving Communities – is working with Aboriginal and Torres Strait Islander communities to establish Local Decision- Making Bodies to co-design and influence the delivery of services, ensure investment makes their community stronger and maximises opportunities from local service and industry partnerships’.

•   First Nations voice options, including establishing a state-based representative body through a co-design process.

Outcomes:

•   Released Queensland’s Path to Treaty Commitment in August 2022 along with the Queensland Government Response to the Treaty Advancement Committee Report.243

•   Established the Queensland First Children and Families Board244

•   First Nations Housing Advisor was appointed245

•   Chief Aboriginal and Torres Strait Islander Health Officer in Queensland Health was appointed.246

•   Our Way: a generational strategy for Aboriginal and Torres Strait Islander children and families 2017 – 2037 is in the process of implementation.247

•   The Local Thriving Communities Action Plan 2022-24248 sets targets and priority areas.

Minister for Seniors and Disability Services and Minister for Aboriginal and Torres Strait Islander Partnerships
First Nations programs and partnerships

The government undertakes a range of initiatives to deliver improved social and economic outcomes for First Nations people in our cities and regional communities. Examples include:

•   Queensland Indigenous (Aboriginal and Torres Strait Islander) Procurement Policy (QIPP) - the policy provides a whole-of-government framework to increase procurement with Indigenous businesses.249

•   Ending Rheumatic Heart Disease: Queensland First Nations Strategy 2021–2024 which guides and frames the next steps Queensland Health and its partners will take to advance the

Targets:

•   Increase procurement with Indigenous businesses to be three per cent of the value of government procurement contracts by 2022.251

•   The Ending Rheumatic Heart Disease: Queensland First Nations Strategy 2021–2024 will contribute to the achieving Closing the Gap Targets and Outcomes.252

Outcomes:

•   475 Aboriginal and Torres Strait Islander businesses securing government procurement in 2021–22.253

Minister for Seniors and Disability Services and Minister for Aboriginal and Torres Strait Islander Partnerships Minister for Health and Ambulance Services

November 2022	Page | 49

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
	vision of ending acute rheumatic fever and rheumatic heart disease in Queensland.250	• $338 million of government procurement from Aboriginal and Torres Strait Islander owned businesses in 2021–22.253
Protection from domestic and family violence	The Domestic and Family Violence Prevention Strategy 2016–2026 sets the direction for collaborative action to end domestic family violence in Queensland, encouraging partnerships between the government, community and business.254	Outcomes: • Development of specialist women in custody and domestic and sexual violence support services, and programs for women in custody.255 See Appendix A: Datasets: Metric 40.	Attorney-General and Minister for Justice, Minister for Women and Minister for the Prevention of Domestic and Family Violence
Gender Diversity

Queensland Women’s Strategy 2022-27 provides a framework for all Queenslanders to strengthen and support the rights of Queensland women and girls and work towards achieving a gender-equal Queensland, with five impact areas:256

•   women’s economic security

•   women’s safety, health and wellbeing

•   First Nations women

•   women with diverse backgrounds and experiences

•   empowerment and recognition.

Targets:

To implement this strategy, the government will collaborate with other governments, community and industry and will develop annual Queensland Women’s Statements that will include gender equality ‘report cards’ that will provide a statistical analysis of progress to achieve gender equality across a wide range of measures.257

Outcomes:

Queensland Women’s Strategy: 2021 report cards contain statistics on the five impact areas.258 These statistics include:

•   44.4% of the Queensland Cabinet (eight of the 18 cabinet ministers) including the Premier, and 31.2% (29 of 93 seats) of Queensland Parliament members, at 6 September 2021.259

•   Females comprised 48.0% of all employed persons in September 2021.259

See Appendix A: Datasets: Metric 34 and 38.

Attorney-General and Minister for Justice, Minister for Women and Minister for the Prevention of Domestic and Family Violence
Queensland Housing Strategy 2017 – 2027

The Queensland Housing Strategy 2017–2027260 sets out the Queensland Government’s commitment to work with communities, industry and the housing sector to deliver a better housing future for all Queenslanders.

The Housing Strategy is being delivered through mechanisms including:

•   Housing Strategy Action Plan 2017–2020261

•   Aboriginal and Torres Strait Islander Housing Action Plan 2019–2023262

•   Queensland Housing and Homelessness Action Plan 2021 - 2025263

The Queensland Housing and Homelessness Action Plan 2021– 2025 covers a range of measures including delivery of new social and affordable housing, engagement with regional and rural local councils and better integration across government providing seamless service.

Outcomes:

•   approx. 2,400 new social housing homes commenced since 2017264

•   Partnered with the community housing sector to increase housing supply, with 1,121 new social and affordable housing dwellings approved for construction.264

•   Established the Coordinated Housing and Homelessness Response264 (integrated service delivery) across nine priority locations.264

Minister for Communities and Housing, Minister for Digital Economy and Minister for the Arts

November 2022	Page | 50

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Housing Investment Fund (HIF)

The HIF is designed to add new social homes and affordable housing builds, refits or refurbishments across Queensland - targets four housing supply priorities to increase social housing and affordable housing:

•   homelessness and rough sleeping

•   diverse rental supply

•   housing choices for seniors

•   homes for large households.265

Targets:

•   Investment returns of up to $130 million a year will be available to support an increased target of 5,600 new social and affordable home commencements across Queensland by 30 June 2027.266,267

Treasurer and Minister for Trade and Investment

November 2022	Page | 51

Social - Risk management

Key risks are managed by Cabinet through responsible Ministers and administering departments with support from the Queensland Government’s Performance Management Framework Policy.

Service Delivery Statements establish key efficiency and effectiveness service standards for each Minister’s portfolio and provide information on progress toward achieving these targets.

Annual reports are prepared by each government agency on non-financial and financial performance towards achievement of government’s objectives.

Social - Metrics and targets

The Queensland Government uses a wide range of metrics and targets to assess, manage and monitor the government’s performance in managing its social risks. Targets and milestones are established for key policy responses to monitor their effectiveness over time. Key targets and milestones are identified in Social - Policy Response.

November 2022	Page | 52

Governance

Queensland’s resilience and economic strength is underpinned by a history of stable governance. This has been achieved by establishing robust frameworks that support Ministers and accountable officers to discharge their obligations. The Queensland Government’s primary governance focus is effective Economic and Fiscal management. Strong Economic and Fiscal management is fundamental to achieving government objectives and good governance.

Economic and Fiscal - Management

Economic and Fiscal matters are primarily managed between the Cabinet Budget Review Committee (CBRC) and the Treasurer and Minister for Trade and Investment (Figure 14).

Figure 14: Queensland’s economic and fiscal management

Ministers	Role and focus

Cabinet Budget Review Committee268	• CBRC is a Standing Committee of Cabinet that considers financial and budgetary decisions. • Meets regularly, at the discretion of the Premier of Queensland.

Treasurer and Minister for Trade and Investment269

•   Develops well researched economic policies and strategies that further Queensland’s development.

•   Maintains and coordinates a robust Budget process that identifies the Queensland Government’s highest priority initiatives.

•   Manages the Queensland Government’s balance sheet through the application of sound risk management strategies for the State’s assets and liabilities.

Economic and Fiscal - Strategy

The government’s fiscal principles and economic strategy provide the foundation for the State’s financial decision making. Queensland’s economic strategy is focused on leveraging its opportunities and enablers to deliver good jobs, better services and great lifestyle. Queensland fiscal strategy is defined by the fiscal principles and focuses on stabilising debt burden at a sustainable level and targeting ongoing reductions in relative debt burden.

These strategies are drawn from the government’s economic and fiscal objectives presented in Figure 15.

Figure 15: Queensland’s economic and fiscal objectives

Type	Objective	Potential financial impacts	Policy response
Economic	Optimise the state’s economic settings and enablers to promote a more flexible and resilient economy that is capable of responding to new challenges and opportunities.	Improved productivity supporting the delivery of government services	Implementing economic policy
Fiscal	Maintain competitive taxation, ensuring revenue efforts do not adversely impact economic activity and maintain government services.	Strong operating balance to restore the state’s fiscal buffers	Implementing fiscal policy
Growth in expense is maintained below growth in revenues, supporting resilience to future shocks.
Maintain access to capital markets.

An outline of governance policies being implemented by the Queensland Government is provided in the Economic and Fiscal - Policy Response section.

November 2022	Page | 53

Economic and Fiscal - Policy response

Below is a summary of the of Queensland Government policies that support management of economic and fiscal risks and opportunities.

Policy response	Strategies and goals	Targets and outcomes	Responsible minister
Implementing economic policy
Economic policy

The government’s direction on economic management is informed by the government objectives for the community.270 It is supported by the Queensland Government’s robust system of checks and balances on the use of public funds, underpinned by a legislated financial accountability framework.

The Queensland Budget provides capital investment and funding in areas such as health, energy transformation, social and economic infrastructure, education, family services, justice and policing, protecting the environment and reducing the cost of living.

The government will achieve its objectives by:

•   driving productivity improvements

•   reducing costs for business

•   investing in renewable energy generation and hydrogen to add diversity to the economy

•   building the State’s productive capacity through investment in and resilient infrastructure.

Targets:

•   The economic strategy will deliver a growing economy in a balanced way, alleviating cost of living pressures, investing in transport infrastructure and taking care of the environment.271

Outcomes:

•   Queensland GSP rose by 2.0% in 2020–21.272

See Appendix A: Datasets: Metric 39 and 41.

Treasurer and Minister for Trade and Investment
Implementing fiscal policy
Fiscal policy

The Queensland Treasurer must prepare and table in the Legislative Assembly a Charter of Fiscal Responsibility pursuant to the Financial Accountability Act 2009 (Qld). The Charter sets out the fiscal principles that retain targeting of full funding of long-term liabilities and maintaining tax competitiveness and, in the medium term, aims to stabilise net debt and restore operating surpluses.

Each principle has its own target which are reported by government.

		The Treasurer tabled the Charter of Fiscal Responsibility (including Fiscal Principles) to the Legislative Assembly on the 15th June 2021.273	Treasurer and Minister for Trade and Investment
Fiscal Principles274	Fiscal Principle 1: Stabilise the General Government Sector net debt to revenue ratio at sustainable levels in the medium term, and target reductions in the net debt to revenue ratio in the long term.	Principle 1: Ratio of GGS net debt to revenue • Net Debt to revenue ratio was 15% in 2021–22 (2020–21: 18%).275	Treasurer and Minister for Trade and Investment
Fiscal Principle 2: Ensure that average annual growth in General Government Sector expenditure in the medium term is below the average annual growth in General Government Sector revenue to deliver fiscally sustainable operating surpluses

Principle 2: Average annual growth in expenditure is below the average annual growth in revenue.

•   In 2021–22, revenues grew by 18.1% and expenses by 9.7% compared to 2020–21275 (2020–21: revenues grew by 8.6% and expenses by 0.3% compared to 2019–20).276

See Appendix A: Datasets: Metric 42 and 43.

Treasurer and Minister for Trade and Investment

November 2022	Page | 54

Policy response	Strategies and goals	Targets and outcomes	Responsible minister

Fiscal Principle 3: Target continual improvements in net operating surpluses to ensure that, in the medium term, net cash flows from investments in non-financial assets (capital) will be funded primarily from net cash inflows from operating activities.

The capital program to focus on supporting a productive economy, jobs, and ensuring a pipeline of infrastructure that responds to population growth.

Principle 3: A capital program increasingly being funded through cash surpluses.

•   In 2021–22, the General Government Sector (GGS) net investments in non-financial assets were funded in full through net cash inflows from operating activities.277 (In 2020–21, the GGS net investments in non-financial assets were predominantly funded through borrowings.)278

See Appendix A: Datasets: Metric 43.

Treasurer and Minister for Trade and Investment
Fiscal Principle 4: Maintain competitive taxation by ensuring that, on a per capita basis, Queensland has lower taxation than the average of other states.

Principle 4: Revenue efforts do not constrain economic activity or place an undue burden on households.

•   Queensland’s taxation per capita was projected to be $3,535 in 2022-23 Queensland Budget.279 ($3,328 in 2021–22 Queensland Budget)280

Treasurer and Minister for Trade and Investment
Fiscal Principle 5: Target the full funding of long-term liabilities such as superannuation and workers’ compensation in accordance with actuarial advice.

Principle 5: A government priority to fully fund its long-term liabilities including superannuation and workers’ compensation.

•   As at 30 June 2022, WorkCover Queensland was fully funded.281

•   As at 30 June 2021, the Defined Benefit Superannuation scheme was fully funded.282

Treasurer and Minister for Trade and Investment
Queensland Future Fund

The Queensland Future Fund (QFF) framework supports Queensland’s future economic success. The Debt Retirement Fund (DRF) is the first fund established under the Queensland Future Fund Act 2020 (Qld) with the sole purpose of debt reduction. It was established to grow investment assets to support the debt position and reduce relative net debt burden of the State.

		Outcomes: • The balance of the DRF as at 30 June 2022 was $7.718 billion.283	Treasurer and Minister for Trade and Investment
Sustainable Investment

Queensland’s significant financial investments are managed by QIC Limited.

Investment decisions and portfolio structuring is undertaken with a belief that material sustainability risk factors are drivers of long term value creation and can impact the performance outcomes of investment portfolios.

Sustainability risks and opportunities are considered and managed as a fundamental part of the investment processes and form a primary consideration of investment decision-making.

Targets:

•   Transition investment portfolios in line with Government commitments for zero net emission by 2050.284,285

Outcomes:

•   Use of ESG-related information to interrogate investment decision making and monitoring of assets. 285

•   QIC assesses ESG capability as part of external manager selection and monitoring.285

Treasurer and Minister for Trade and Investment
Strengthening Integrity

The Queensland Government is committed to transparency and is working on implementing integrity plans which include:286

•   release Cabinet submissions, agendas and decisions papers proactively

•   strengthen lobbying and complaints regulation

•   develop a common framework to determine appropriate relationships among Ministers, their staff and senior public service officers.

Outcomes:

The Queensland Government has an integrity regime built from: 287

•   The Public Service Commission (PSC): responsible for the Public Sector Ethics Act 1994 (Qld) and providing ethics advice to the public service.288

•   The Office of the Queensland Ombudsman: an independent agency that investigates complaints about the actions and decisions of the state government.289

•   Office of the Information Commissioner: an independent body that promotes access to government held information and protects peoples personal information held by government under the Information Privacy Act 2009 (Qld).290

Premier and Minister for the Olympics

November 2022	Page | 55

Economic and Fiscal - Risk management

The government’s Economic and Fiscal risk management framework contains the following elements (Figure 16).

Figure 16: Embedding economic and fiscal risk management into government operations

Measure	Description

Strong Controls

•   The Financial Accountability Act 2009 (Qld) (the FA Act) establishes the financial risk framework and primary control measures.291

•   Under the FA Act, the Treasurer prepares a Charter of Fiscal Responsibility.

•   The Treasurer regularly reports to Parliament on the outcomes the government has achieved against the objectives stated in the Charter of Fiscal Responsibility.292

•   The Queensland Government’s Performance Management Framework Policy provides a structure for public sector planning, measuring and monitoring performance, and public reporting. 293

Public Reporting

•   The government publicly discloses its plans and intended results and achievements in the annual State Budget, providing detail on its strategic direction, priorities, fiscal and economic policies, and major initiatives.

•   The government publishes an annual Budget Update - Mid-Year Fiscal and Economic Review.

•   Service Delivery Statements contains budgeted financial and non-financial information about each agency for the current and coming financial year.

•   Each agency delivers an annual report which documents its performance and includes audited financial statements.

•   The Queensland Government prepares an annual Report on State Finances (ROSF). The ROSF incorporates an Outcomes Report and audited financial statements. The Outcomes Report includes comparisons between financial years, as well as analysis of variances between budget and the outcomes. 294

Independent Oversight

•   The Auditor-General is an independent officer, guided by professional auditing and accounting standards, that forms opinions about the reliability of financial statements.

•   The Auditor-General delivers public reports that contains findings, conclusions and recommendations on how the government can improve its performance.

•   Parliamentary Committees review the budget by examining and reporting on the proposed expenditures, mainly through the estimates process. The committees hold public hearings at which Ministers and responsible senior public servants are questioned regarding the proposed expenditures for the relevant portfolio areas.

Economic and Fiscal - Metrics and targets

The Queensland Government uses a wide range of metrics and targets to assess, manage and monitor its economic and fiscal risks. Key targets and milestones are established by the Fiscal Principles and are identified in Economic and Fiscal - Policy Response section.

The government’s Fiscal Principles support economic and fiscal decision making. These principles are determined based on prudential benchmarks for sound financial management and the necessary measures to support the government’s strategy to drive recovery, address fiscal repair and restore the State’s fiscal buffers. The Fiscal Principles are reviewed each year as part of the annual State Budget process.

November 2022	Page | 56

Appendix A: Datasets

Queensland has a detailed and evolving set of sustainability datasets which readers can use to understand the Queensland Government’s risk profile. This appendix summarises the companion datasets and data dictionary, compiled by the Queensland Government Statistician’s Office and represents the latest available information at the time of release. The data dictionary provides a full set of definitions and sources for the indicators referenced in the datasets.

Metric 1: Net CO2 emissions

Table: Total direct net Carbon Dioxide equivalent emissions, Queensland

	2005 (a)	2013	2014	2015	2016	2017	2018	2019	2020

CO2-e emissions (tonnes ‘000)

Carbon dioxide (CO2)	147,771	115,521	115,667	115,169	106,375	110,601	116,577	107,491	106,769

Methane (CO2-e)	42,876	47,187	46,477	45,940	45,576	45,901	48,683	46,590	45,584

Nitrous oxide (CO2-e)	5,485	5,066	5,168	4,970	4,821	4,844	4,725	4,835	4,573

Other (CO2-e)	1,208	1,704	1,828	1,930	2,012	2,063	2,078	2,262	2,276
Total direct carbon dioxide equivalent emissions (b)	197,339	169,478	169,140	168,009	158,783	163,409	172,062	161,178	159,202

Source: CO2 – Australian Government, Department of Climate Change, Energy, the Environment and Water, Australia’s National Greenhouse Accounts, National Greenhouse Gas Inventory – UNFCCC classifications (as at 5 Sep 22).

Population – Australian Bureau of Statistics, National, state and territory population, March 2022.

(a) 2005 is the reference year. All emissions targets set by Queensland are based on emissions in the reference year.

(b) Total carbon dioxide equivalent emissions represents the state of Queensland’s direct emissions. Direct emissions, or total emissions, are the emissions released to the atmosphere as a direct result of an activity within the state of Queensland. Australia’s National Greenhouse accounts (https://www.greenhouseaccounts.climatechange.gov.au) also provide information on industry indirect Scope 2 emissions. Industry emissions are captured within the greenhouse gas inventory and form part of the state’s Total direct carbon dioxide equivalent emissions (b) in the table.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary; Emissions are revised each year; Estimates are based on the IPCC classification system used to report Australia’s greenhouse gas emission inventory under UNFCCC guidelines and to track Australia’s progress towards its 2030 Paris target. Please see the National Inventory Report for further information.

The information contained on or linked to or from any of the foregoing websites is not incorporated by reference into this filing and should not be considered part of this filing.

November 2022	Page | 57

Table: Total direct net Carbon Dioxide equivalent emissions per capita, Queensland

	2005 (a)	2013	2014	2015	2016	2017	2018	2019	2020

Population (persons) (b)	3,964,175	4,685,439	4,747,263	4,804,933	4,884,196	4,963,989	5,051,610	5,136,760	5,191,354
Per capita CO2-e emissions (tonnes per person)

Carbon dioxide (CO2)	37.28	24.66	24.36	23.97	21.78	22.28	23.08	20.93	20.57

Total direct carbon dioxide equivalent emissions (c)	49.78	36.17	35.63	34.97	32.51	32.92	34.06	31.38	30.67

Source: CO2 – Australian Government, Department of Climate Change, Energy, the Environment and Water, Australia’s National Greenhouse Accounts, National Greenhouse Gas Inventory – UNFCCC classifications (as at 5 Sep 22).

Population – Australian Bureau of Statistics, National, state and territory population, March 2022.

(a) 2005 is the reference year. All emissions targets set by Queensland are based on emissions in the reference year.

(b) Population as at 31 December each year.

(c) Total carbon dioxide equivalent emissions represents the state of Queensland’s direct emissions. Direct emissions, or total emissions, are the emissions released to the atmosphere as a direct result of an activity within the state of Queensland.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary; Emissions are revised each year; Estimates are based on the IPCC classification system used to report Australia’s greenhouse gas emission inventory under UNFCCC guidelines and to track Australia’s progress towards its 2030 Paris target. Please see the National Inventory Report for further information.

Metric 2: Sulphur Dioxide emissions

Table: Sulphur Dioxide emissions Kt, Queensland

	2013	2014	2015	2016	2017	2018	2019	2020

Tonnes (‘000)

Net SO2 emissions	190.0	183.3	191.7	196.6	200.3	204.7	201.8	199.0

Source: Australia’s National Greenhouse Accounts, Emissions by state and territory, Department of Climate Change, Energy, the Environment and Water (as at 6 Sep 22).

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 3: Non-methane volatile organic compound emissions

Table: Non-Methane Volatile Organic Compound emissions Kt, Queensland

	2013	2014	2015	2016	2017	2018	2019	2020

Tonnes (‘000)

NMVOC emissions	422.3	442.7	424.3	415.9	416.3	401.5	377.9	330.3

Source: Australia’s National Greenhouse Accounts, Emissions by state and territory, Department of Climate Change, Energy, the Environment and Water (as at 6 Sep 22).

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 4: Renewable energy as a percentage of total energy consumed in Queensland

Table: Renewable energy as a percentage of total energy consumed in Queensland (a)

	2016–17	2017–18	2018–19	2019–20	2020–21	2021–22

Renewable energy as a share of total energy consumed in Queensland (per cent)	7.0	8.5	12.9	17.2	20.2	21.4

Source: Department of Energy and Public Works Annual Report 2021-22, page 17.

(a) The government has not set annual targets for the 50% target by 2030. Output of renewable energy generation on an annual basis is a market outcome and can vary year-to-year depending on a range of factors including electricity demand, the rate of deployment of projects and climatic variations (for example, resulting in higher or lower solar/wind/water resource availability).

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 5: Electricity generation by fuel type (Non-renewable & Renewable), financial year

Table: Electricity generation in Queensland, by fuel type, physical units (a)

	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Gigawatt hours

Non-renewable fuels:
Black coal	40,260.7	44,553.8	48,015.8	51,042.7	53,635.3	52,120.6	48,568.9	46,248.2
Natural gas	15,454.3	18,248.5	13,816.9	12,236.6	11,045.5	9,933.9	11,214.1	10,324.4
Oil products	959.5	1,197.2	1,199.1	1,215.9	1,047.7	1,000.6	983.7	1,034.9
Total non-renewable	56,674.5	63,999.5	63,031.9	64,495.2	65,728.5	63,055.1	60,766.8	57,607.5

Renewable fuels:
Bagasse, wood	1,403.0	1,550.3	1,656.3	1,291.8	1,252.9	1,157.9	1,029.8	1,076.4
Biogas	82.8	91.1	115.5	118.3	126.5	175.1	189.2	198.5
Wind	33.7	32.5	28.4	29.0	30.3	399.1	927.9	1,826.0
Hydro	820.9	649.1	491.7	672.2	646.1	1,057.3	634.6	950.2
Large-scale solar PV	4.0	5.9	7.3	34.1	171.5	1,491.7	3,334.5	3,395.8
Small-scale solar PV	1,460.6	1,788.0	2,055.9	2,335.9	2,760.9	3,330.2	4,120.2	5,160.9
Geothermal	0.5	0.6	0.2	0.5				n.a.
Total renewable	3,805.5	4,117.5	4,355.3	4,481.7	4,988.1	7,611.4	10,236.2	12,607.9

Renewable (per cent of total)	6.3	6.0	6.5	6.5	7.1	10.8	14.4	18.0

Total	60,480.0	68,117.0	67,387.1	68,976.8	70,716.6	70,666.5	71,003.0	70,215.4

Source: Department of Climate Change, Energy, the Environment and Water, Australian Energy Update, 2022, Table O.

(a) Total electricity generation in Queensland includes off-grid systems and generation by businesses and households for their own use. These figures are different to the metric used for reporting against Queensland’s 50% renewable energy target by 2030 (Metric 4). The Queensland Government currently reports a measure of renewable energy generation in Queensland as a proportion of electricity consumption within Queensland (excluding exports). i.e. An estimate of the proportion of electricity consumed in Queensland that is generated from renewable sources.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 6: Electricity generation by fuel type (Non-renewable and Renewable), calendar year

Table: Electricity generation in Queensland, by fuel type, physical units (a) (b)

	2015	2016	2017	2018	2019	2020	2021

Gigawatt hours

Non-renewable fuels:
Black coal	46,368.5	49,884.2	52,444.3	52,946.8	50,114.1	47,083.9	45,229.7
Natural gas	15,770.3	12,532.9	11,661.4	10,416.2	10,564.1	11,531.3	9,883.0
Oil products	1,080.3	1,172.0	1,164.2	1,024.1	1,000.8	985.0	1,070.6
Total non-renewable	63,219.1	63,589.1	65,269.8	64,387.1	61,679.0	59,600.2	56,183.3

Renewable fuels:
Biomass	1,639.6	1,540.8	1,422.2	1,378.7	1,269.4	1,218.2	1,277.4
Wind	30.8	26.6	28.5	140.6	624.5	1,364.5	1,760.5
Hydro	506.9	543.5	662.1	825.2	1,067.7	650.8	1,066.7
Large-scale solar PV	8.0	17.1	85.8	818.6	2,733.4	3,396.0	3,449.1
Small-scale solar PV	1,922.7	2,177.4	2,525.5	3,024.1	3,692.5	4,607.3	5,716.9
Geothermal	0.4	0.4	0.3				n.a.
Total renewable	4,108.4	4,305.8	4,724.4	6,187.1	9,387.4	11,236.7	13,270.6

Renewable (per cent of total)	6.1	6.3	6.7	8.8	13.2	15.9	19.1

Total	67,327.5	67,894.9	69,994.2	70,574.2	71,066.5	70,836.9	69,453.9

Source: Department of Climate Change, Energy, the Environment and Water, Australian Energy Update, 2022, Table O.

(a) Calendar year data includes some estimates based on financial year data where detailed calendar year data is not available

(b) Total electricity generation in Queensland includes off-grid systems and generation by businesses and households for their own use. These figures are different to the metric used for reporting against Queensland’s 50% renewable energy target by 2030 (Metric 4). The Queensland Government currently reports a measure of renewable energy generation in Queensland as a proportion of electricity consumption within Queensland (excluding exports). i.e. An estimate of the proportion of electricity consumed in Queensland that is generated from renewable sources.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 7: Primary energy consumption by fuel type, GSP, population and energy intensity

Table: Primary energy consumption by fuel type, Queensland (a)

	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Coal (PJ)	443	485	518	544	571	554	524	506

Oil (PJ)	531	555	542	564	579	568	536	504

Gas (PJ)	258	295	296	310	302	294	313	313

Renewables (PJ)	110	123	120	130	121	124	127	140

Statistical discrepancy	-3	-22	-13	-15	-24	-20	-22	-18

Total (PJ)	1,339	1,436	1,465	1,532	1,548	1,520	1,479	1,445

Population (millions) (b)	4.72	4.78	4.85	4.93	5.01	5.09	5.18	5.22

Renewables on a per capita basis (GJ/person)	23.2	25.6	24.8	26.3	24.1	24.3	24.5	26.8

GSP ($ million)	325,109	327,729	335,443	344,040	357,495	360,960	357,646	368,192

Energy consumption per capita (GJ/person)	283.7	300.6	302.3	310.8	308.9	298.4	285.7	277.0

Energy intensity (GJ/$ million)	4,118	4,382	4,366	4,453	4,330	4,212	4,134	3,925

Energy productivity ($ million/PJ)	242.8	228.2	229.0	224.6	231.0	237.4	241.9	254.8

Source: Department of Climate Change, Energy, the Environment and Water, Australian Energy Update, Table C, 2022.

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Population – Australian Bureau of Statistics, National, state and territory population, March 2022.

GSP – Australian Bureau of Statistics, Australian National Accounts: State Accounts, 2021–22, CVM (2020–21 reference year). Note calculations for Energy Intensity (GJ/$ million) and Energy Productivity ($ million/PJ) are based on this dataset.

(a) These figures are different to the metric used for reporting against Queensland’s 50% renewable energy target by 2030 (Metric 4). The Queensland Government currently reports a measure of renewable energy generation in Queensland as a proportion of electricity consumption within Queensland (excluding exports). i.e. An estimate of the proportion of electricity consumed in Queensland that is generated from renewable sources.

(b) Population as at 30 June each year.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 8: Electricity consumption by industry and residential

Table: Electricity consumption by industry and residential, Queensland (a)

	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Petajoules

Agriculture, forestry and fishing	1.6	1.4	1.3	1.1	1.4	1.5	1.4	1.2

Mining	25.5	31.0	40.1	45.5	47.2	50.3	51.0	50.5

Manufacturing	61.4	58.2	57.9	54.0	50.8	49.6	49.1	49.6

Electricity supply (b)	23.4	25.9	24.5	25.9	26.2	26.1	26.1	26.5

Gas supply	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.1

Water supply, sewerage and drainage services	0.9	1.0	1.6	1.6	1.7	2.5	2.5	2.4

Construction	1.4	1.6	2.0	1.5	1.5	1.3	1.3	1.3

Transport, postal and warehousing	6.9	6.9	6.7	6.3	6.4	6.6	6.7	6.4

Commercial and services (c)	48.2	53.1	51.7	51.7	49.7	48.9	45.2	43.8

Residential	45.6	43.9	44.2	45.6	45.5	47.6	50.4	53.3

Total	215.0	223.1	230.1	233.2	230.4	234.5	233.8	235.0

Source: Department of Climate Change, Energy, the Environment and Water, Australian Energy Update, Table F, 2022.

(a) Electricity consumption excludes solar energy produced by households and industry for own use

(b) electricity supply is treated as a separate industry sector that uses electricity in the process of generating the electricity consumed by all other sectors

(c) Includes ANZSIC Divisions F, G, H, J, K, L, M, N, O, P, Q, R, S

Notes: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 9: Flora and fauna species rated either vulnerable, endangered, or extinct in the wild (threatened species)

Table: Threatened wildlife, Queensland, as at 8 April 2022

Threatened wildlife	Extinct in the wild	Endangered	Vulnerable	Total

Count of species

Fauna:
Amphibians	3	18	16	37
Birds	1	31	33	65
Cartilaginous fish	0	1	0	1
Ray-finned fish	0	4	5	9
Mammals	10	22	25	57
Reptiles	0	24	28	52
Insects	0	3	5	8
Decapods	0	9	1	10
Molluscs	0	2	1	3
Fauna total	14	114	114	242

Flora:
Ferns and fern allies	7	20	35	62
Cycads, conifers	0	10	15	25
Flowering plants	10	273	421	704
Green algae	0	0	1	1
Flora total	17	303	472	792

Total	31	417	586	1,034

Source: Nature Conservation (Animals) Regulation 2020 and Nature Conservation (Plants) Regulation 2020.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Table: Threatened wildlife, Queensland

Threatened wildlife	20-Sep-19	30-Apr-21	8-Apr-22

Count of species

Fauna:
Amphibians	35	36	37
Birds	65	65	65
Cartilaginous fish	1	1	1
Ray-finned fish	8	9	9
Mammals	54	54	57
Reptiles	52	50	52
Insects	8	8	8
Decapods	2	10	10
Molluscs	3	3	3
Fauna total	228	236	242

Flora:
Ferns and fern allies	65	61	62
Cycads, conifers	12	25	25
Flowering plants	655	697	704
Green algae	1	1	1
Flora total	733	784	792

Total	961	1,020	1,034

Source: Nature Conservation (Wildlife) Regulation 2006 (unpublished data); Nature Conservation (Animals) Regulation 2020 and Nature Conservation (Plants) Regulation 2020.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 10: Agricultural and forest land

Table: Proportion of total land area that can be used for some form of agriculture, Queensland

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Main agricultural land use-area (km2)

Crops	33,515	32,267	31,812	34,577	31,810	31,670	35,136

Grazing	1,187,167	1,166,021	1,293,725	1,296,509	1,230,342	1,204,036	1,256,549

Forestry	480	3,094	1,950	2,118	2,535	1,765	4,316

Other	206	342	231	157	231	215	292

Total	1,221,367	1,201,723	1,327,718	1,333,361	1,264,919	1,237,685	1,296,293

Agricultural land area as a per cent of total land area (per cent)	70.6	69.5	76.7	77.1	73.1	71.5	74.9

Source: 2014–15 to 2016–17: Australian Bureau of Statistics, Land Management and Farming in Australia, various years; 2017–18 to 2020–21: Australian Bureau of Statistics, Agricultural Commodities, Australia, various years.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 11: International Agricultural Exports

Table: International Agricultural Exports

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21	2021–22p

Exports ($ millions)	861	904	1,089	805	842	859	1,212	2,077

Source: Queensland Government Statisticians Office, Overseas exports by industry 4-digit ANZSIC 2006 edition, as at August 2022.

p = preliminary (as at June 2022 release)

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 12: Forest Conversion

Table: Net clearing of forests, Queensland

	2013	2014	2015	2016	2017	2018	2019	2020

Hectares (‘000)

Annual area of primary forest converted	43	43	43	45	42	41	23	12

Annual area of secondary forest converted	285	261	260	302	293	274	195	113

Annual area of identified regrowth	322	374	342	331	214	182	180	168

Net clearing of forests (conversions identified less regrowth)	6	-70	-39	17	121	134	38	-43

Source: Australian Government, Department of Climate Change, Energy, the Environment and Water, Activity Table 1990-2020 - LULUCF.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 13: Forest area by forest type

Table: Protected areas - parks, forests and reserves by estate type, Queensland

Estate type	01-May-18	05-Jun-20	26-Jul-21	28-Mar-22

Land area (km2)

National Park	97,683	98,071	98,227	97,177

State forest	31,037	31,045	31,046	30,984

Timber reserve	663	663	663	663

Forest reserve	541	540	540	540

Total	129,924	130,320	130,477	129,364

Source: Queensland Department of Environment and Science, Protected Areas of Queensland.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 14: Physical water supply by water type

Table: Physical water supply by water type, Queensland

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Megalitres

Self-extracted	4,766,947	4,601,415	4,384,517	4,501,348	4,163,740	4,284,458	4,514,828

Distributed	2,518,802	2,345,370	2,205,204	2,179,774	2,196,367	2,439,699	2,604,638

Wastewater	378,385	358,142	364,350	384,520	371,191	379,187	403,483

Reuse	67,320	67,794	63,291	56,791	60,643	59,292	58,870

Return flows (a)	1,137,330	1,101,929	1,006,249	1,101,300	1,080,379	1,094,674	1,074,608

Total supply	8,868,784	8,474,649	8,023,611	8,223,732	7,872,320	8,257,310	8,656,427

Source: Australian Bureau of Statistics, Water Account, 2022, Table 5. Physical Supply and Use, by Water Type, Queensland.

(a) Return flows represents the flows of water from industries and households to the environment.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 15: Physical water use by customer category

Table: Physical water use by customer category, Queensland

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Megalitres

Agriculture, forestry and fishing (a)	2,746,463	2,610,088	2,545,532	2,573,131	2,170,425	2,226,106	2,568,318

Mining (b)	265,462	263,370	256,932	261,650	259,236	271,613	262,105

Manufacturing (c)	203,951	188,794	189,781	201,233	201,759	207,919	198,995

Water supply, sewerage and drainage services (d)	3,267,636	3,083,608	2,563,930	2,857,675	2,912,993	3,188,837	3,354,946

Other industries = Total industry - (a+b+c+d)	916,494	887,048	1,122,774	888,403	898,934	899,301	835,206

Total industry (e)	7,400,006	7,032,908	6,678,949	6,782,092	6,443,347	6,793,777	7,219,570

Households	331,448	339,813	338,414	340,341	348,594	368,859	362,249

Environment (f)	1,137,330	1,101,929	1,006,249	1,101,300	1,080,379	1,094,674	1,074,608

Total use	8,868,784	8,474,649	8,023,611	8,223,732	7,872,320	8,257,310	8,656,427

Source: Australian Bureau of Statistics, Water Account, 2022, Table 5. Physical Supply and Use, by Water Type, Queensland.

(a) Agriculture, forestry and fishing will be an under-estimate of use as the ABS has made sub-components for Distributed and/or Reuse supply not available for publication from 2014-15 to 2016-17 and 2020-21.

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(b) Mining will be an under-estimate of use as the ABS has made sub-components for Reuse supply not available for publication from 2014-15 to 2016-17.

(c) Manufacturing will be an under-estimate of use as the ABS has made sub-components for Reuse supply not available for publication in 2015-16.

(d) Water supply, sewerage and drainage services will be an under-estimate of use as the ABS has made sub-components for Distributed and/or Reuse supply not available for publication in 2014-15 and 2016-17.

(e) Total industry includes, in addition to the four separately identified industries, industry users for which the ABS has decided are not available for publication.

(f) Return flows represents the flows of water from industries and households to the environment.

Notes: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 16: Marine park area

Table: Marine parks, Queensland, 2022

Marine park	Area (km2)

Great Barrier Reef Coast	63,262

Moreton Bay	3,463

Great Sandy	5,933

Total	72,658

Source: Queensland Department of Environment and Science.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 17: Particulate Matter (PM 2.5 and PM 10) air pollution

Table: Net emissions of Particulate Matter, Queensland

	2013	2014	2015	2016	2017	2018	2019	2020

Tonnes (‘000)

PM 2.5	705	773	705	680	684	637	597	431

PM 10	325	360	348	347	319	273	278	302

Source: Australian Government, Department of Industry, Science, Energy and Resources, Australian Greenhouse Emissions Information System, National Greenhouse Gas Inventory – UNFCCC classifications (as at 5 Sep 22).

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 18: Waste Management

Table: Waste management (b)

	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Tonnes

Waste recovered (a)	3,570,065	3,673,189	4,043,345	4,363,392	4,944,825	5,371,861	4,760,943	5,223,890

Total waste	8,364,369	8,439,043	9,165,361	9,813,843	10,891,988	11,036,686	8,798,319	9,300,311

Waste recovered (a) (per cent)	42.7	43.5	44.1	44.5	45.4	48.7	54.1	56.2

Source: Queensland Government, Recycling and waste in Queensland report 2021.

(a) Waste recovered is waste that has been diverted from landfill. It includes material that has been recycled, reprocessed or stockpiled for future use.

(b) Waste includes incoming interstate waste.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

November 2022	Page | 65

Table: Waste management (b) per capita

	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Tonnes

Population (c)	4,719,653	4,777,692	4,845,152	4,928,374	5,010,502	5,094,718	5,175,003	5,217,653

Waste recovered (a)	0.76	0.77	0.83	0.89	0.99	1.05	0.92	1.00

Total waste	1.77	1.77	1.89	1.99	2.17	2.17	1.70	1.78

Source: Queensland Government, Recycling and waste in Queensland report 2021.

Population – Australian Bureau of Statistics, National, state and territory population, March 2022.

(a) Waste recovered is waste that has been diverted from landfill. It includes material that has been recycled, reprocessed or stockpiled for future use.

(b) Waste includes incoming interstate waste.

(c) Population as at 30 June each year.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 19: Percentage of Year 7 children achieving at or above the national minimum standards for reading

Table: Percentage of Year 7 children achieving at or above the national minimum standards for reading, Queensland

	2014	2015	2016	2017	2018	2019	2020	2021

Year 7 (per cent)	94.4	95.8	94.6	93.9	94.1	95.0	n.a.	93.7

Source: Australian Curriculum, Assessment and Reporting Authority, NAPLAN results, various years.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 20: Percentage of persons aged 20 to 64 years with a non-school qualification

Table: Per cent of persons aged 20-64 years with a non-school qualification (as a per cent of total persons aged 20-64 years), Queensland

As at May	2015	2016	2017	2018	2019	2020	2021	2022

Non-school qualification (per cent)	62.0	62.8	63.3	63.3	65.5	67.1	66.0	68.8

Source: ABS, Education and Work, Australia, May 2022.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary. Data may be randomly adjusted to avoid the release of confidential data.

Metric 21: School participation rates for students aged 12 to 18 years

Table: School participation rates for students aged 12 to 18 years, Queensland (a)

	2014	2015	2016	2017	2018	2019	2020	2021

Participation rates (per cent)

Aged 12 years	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Aged 13 years	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Aged 14 years	100.0	99.7	100.0	100.0	100.0	100.0	99.9	99.8

Aged 15 years	98.9	99.2	97.7	98.9	99.1	99.1	98.8	98.4

Aged 16 years	93.0	93.6	94.2	93.2	93.0	92.8	91.8	90.4

Aged 17 years (b)	57.1	58.5	59.4	61.0	59.1	61.0	82.6	82.4

Aged 18 years (c)	5.7	5.8	6.0	6.2	6.3	6.5	7.3	9.1

Source: Australian Bureau of Statistics, Schools, 2021, Table 66a Capped School Participation Rates for students Aged 6-19 Years, 2011-2021.

Participation rates are determined using both part-time and full-time student counts

(a) The age reference date for students is 1 July.

(b) Queensland enrolment requirements consider a child to be of compulsory school age from 6 years and 6 months until they turn 16, or they complete Year 10 (whichever comes first).

(c) Queensland allows students to enrol in the first year of school if age 5 by 30 June, equivalent to age 17 in the last year of school. Students who commence school a year later than standard will be age 18 in the last year of school.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

November 2022	Page | 67

Metric 22: Main destination of Year 12 completers

Table: Main destination of Year 12 completers, Queensland

	2014	2015	2016	2017	2018	2019	2020	2021

Number
Bachelor Degree	15,507	16,287	15,920	16,273	15,538	15,666	11,508	15,139
VET Certificate IV+	2,974	2,997	2,782	2,341	2,146	2,075	1,323	2,039
VET Certificate III	1,098	1,063	1,020	1,094	988	1,096	794	1,003
VET Certificate I-II/other	1,086	1,080	1,072	931	905	836	613	950
Apprenticeship	2,449	2,388	2,538	2,577	2,701	2,492	1,729	2,942
Traineeship	1,150	970	983	1,092	1,016	958	545	1,138
Full-time employment	3,381	3,345	3,383	3,646	3,640	3,243	1,658	3,364
Part-time employment	6,803	6,815	7,137	7,671	7,648	7,687	4,738	6,498
Seeking work	4,295	4,315	4,305	4,563	4,388	4,243	3,951	2,722
NILFET (a)	896	897	970	1,178	1,091	1,160	1,592	946
Total	39,639	40,157	40,110	41,366	40,061	39,456	28,451	36,741

Per cent
Bachelor Degree	39.1%	40.6%	39.7%	39.3%	38.8%	39.7%	40.4%	41.2%
VET Certificate IV+	7.5%	7.5%	6.9%	5.7%	5.4%	5.3%	4.7%	5.5%
VET Certificate III	2.8%	2.6%	2.5%	2.6%	2.5%	2.8%	2.8%	2.7%
VET Certificate I-II/other	2.7%	2.7%	2.7%	2.3%	2.3%	2.1%	2.2%	2.6%
Apprenticeship	6.2%	5.9%	6.3%	6.2%	6.7%	6.3%	6.1%	8.0%
Traineeship	2.9%	2.4%	2.5%	2.6%	2.5%	2.4%	1.9%	3.1%
Full-time employment	8.5%	8.3%	8.4%	8.8%	9.1%	8.2%	5.8%	9.2%
Part-time employment	17.2%	17.0%	17.8%	18.5%	19.1%	19.5%	16.7%	17.7%
Seeking work	10.8%	10.7%	10.7%	11.0%	11.0%	10.8%	13.9%	7.4%
NILFET (a)	2.3%	2.2%	2.4%	2.8%	2.7%	2.9%	5.6%	2.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Queensland Department of Education, Next Step Year 12 Completers survey, various years.

(a) Not in the labour force (that is not employed and not seeking work), education or training.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 23: Pupil-Teacher ratio, Primary and Secondary School

Table: Pupil-Teacher ratio, Primary School

Primary	2014	2015	2016	2017	2018	2019	2020	2021

Government	15.3	14.8	14.5	14.4	14.2	14.3	14.3	14.4

Non-Government	17.4	16.5	16.4	16.0	15.9	15.9	15.9	16.0

Catholic	17.9	17.2	17.0	16.6	16.4	16.3	16.3	16.4

Independent	16.8	15.5	15.5	15.3	15.3	15.4	15.5	15.4

All Affiliations	15.9	15.2	15.0	14.9	14.7	14.7	14.8	14.9

Source: Australian Bureau of Statistics, Schools, 2021, Table 53a Student (FTE) to Teaching Staff (FTE) Ratios, 2006-2021.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

November 2022	Page | 68

Table: Pupil-Teacher ratio, Secondary School

Secondary	2014	2015	2016	2017	2018	2019	2020	2021

Government	12.5	12.7	12.5	12.4	12.2	12.1	12.1	12.1

Non-Government	12.2	12.4	12.2	12.1	12.0	11.9	12.1	12.1

Catholic	12.6	12.8	12.4	12.4	12.2	12.1	12.3	12.5

Independent	11.7	12.1	11.9	11.8	11.7	11.8	11.9	11.7

All Affiliations	12.4	12.6	12.4	12.3	12.1	12.1	12.1	12.1

Source: Australian Bureau of Statistics, Schools, 2021, Table 53a Student (FTE) to Teaching Staff (FTE) Ratios, 2006-2021.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 24: Expenditure per child in government funded schools

Table: Real Australian, state and territory government recurrent expenditure per student, (2019-2020 dollars) ($ per FTE student), Queensland

	2012–13	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20

Australian Government payments for school education services	2,010	2,200	2,402	2,611	2,943	3,101	3,200	3,323

Queensland Government recurrent expenditure	15,235	14,809	15,072	15,352	15,465	15,703	15,878	16,609

Total	17,245	17,009	17,474	17,963	18,408	18,804	19,078	19,932

Source: Productivity Commission, Report on Government Services, 2022, Section 4 School education (table 12A.4).

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 25: Available beds per 1000 people, Public hospitals (including psychiatric)

Table: Available beds per 1000 people, Public hospitals (including psychiatric), Queensland

	2012–13	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20

beds per 1,000 population

Major cities	2.4	2.4	2.4	2.4	2.4	2.5	2.5	2.4

All areas	2.5	2.5	2.5	2.5	2.5	2.5	2.6	2.5

Source: Productivity Commission, Report on Government Services, 2022, Section 12 Public Hospitals (table 12A.4).

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 26: Emergency department presentations

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

number of presentations	1,378,883	1,439,143	1,457,083	1,512,118	1,561,825	1,606,395	1,887,381

presentations per 1,000 population (a) (b)	288.6	297.0	295.7	301.8	306.6	310.4	361.7

Source: AIHW, Australian hospital statistics, Emergency department care, Table 2.2 (various years).

Population - Australian Bureau of Statistics, National, state and territory population, March 2022.

(a) per 1,000 population estimates have been derived using the March 2022 release of Australian Bureau of Statistics, National, state and territory estimated resident population data rather than the population estimates from the AIHW source.

November 2022	Page | 69

(b) Population as at 30 June each year.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 27: Hospitals separations

Table: Acute separations, same day and overnight, public and private hospitals, Queensland

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Same-day acute separations - number

Public hospitals	631,178	683,937	761,481	826,257	895,582	927,405	990,622

Private hospitals	677,780	655,210	672,656	693,966	711,311	697,728	780,408

All hospitals	1,308,958	1,339,147	1,434,137	1,520,223	1,606,893	1,625,133	1,771,030

Overnight acute separations - number

Public hospitals	527,038	534,444	553,668	581,654	590,750	586,428	611,921

Private hospitals	301,348	297,256	298,633	299,859	300,083	285,275	307,993

All hospitals	828,386	831,700	852,301	881,513	890,833	871,703	919,914

Source: AIHW, Australian hospital statistics, Admitted patient care, 2020-21 table 2.14 and table 2.16; 2018-19 table 2.11 and table 2.13.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Table: Acute separations per 1,000 population, same day and overnight, public and private hospitals, Queensland (a)

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21

Same-day acute separations per 1,000 populations

Public hospitals	132.1	141.2	154.5	164.9	175.8	179.2	189.9

Private hospitals	141.9	135.2	136.5	138.5	139.6	134.8	149.6

All hospitals	274.0	276.4	291.0	303.4	315.4	314.0	339.4

Overnight acute separations per 1,000 populations

Public hospitals	110.3	110.3	112.3	116.1	116.0	113.3	117.3

Private hospitals	63.1	61.4	60.6	59.8	58.9	55.1	59.0

All hospitals	173.4	171.7	172.9	175.9	174.9	168.4	176.3

Source: AIHW, Australian hospital statistics, Admitted patient care, 2020-21 table 2.14 and table 2.16; 2018-19 table 2.11 and table 2.13.

Population - Australian Bureau of Statistics, National, state and territory population, March 2022.

(a) Population as at 30 June each year.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 28: Public hospital workforce - average full-time equivalent (FTE) per 1,000 population

Table: Public hospital workforce - average FTE per 1,000 persons, Queensland

	2015–16	2016–17	2017–18	2018–19	2019–20

FTE per 1,000 persons

Salaried medical officers	2.0	2.0	2.1	2.2	2.2

Nurses	6.2	6.4	6.6	6.8	6.9

Diagnostic and allied health	1.9	2.0	2.0	2.1	2.1

Total	10.1	10.4	10.7	11.1	11.2

Source: Productivity Commission, Report on Government Services, 2022, Section 12 Public Hospitals (table 12A.9).

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary. Latest data are 2019-20 (released in 2022 report).

Metric 29: Prevalence of overweight adults and children

Table: Percentage of overweight or obese adults and children, Queensland

	Overweight			Obese			Overweight or obese

	Males	Females	Persons	Males	Females	Persons	Males	Females	Persons

Per cent

Adults

2011–12	40.9	28	34.5	31.7	29.1	30.4	72.7	57.1	64.9

2014–15	38.4	28.6	33.4	31.9	28.4	30.2	70.7	56.6	63.6

2017–18	39.0	28.2	33.5	33.9	30.7	32.4	72.9	59.3	65.9

Children

2011–12	15.7	19.0	17.3	8.1	9.0	8.6	23.8	28.0	25.9

2014–15	16.9	17.7	17.9	6.6	8.2	7.5	24.6	25.3	24.6

2017–18	17.4	13.9	15.4	9.8	8.4	8.7	26.2	21.7	24.5

Source: Australian Bureau of Statistics, National Health Survey (various editions); Australian Bureau of Statistics, Australian Health Survey: Updated Results, 2011–12.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary. The sum of components may not add to totals due to random adjustments by the Australian Bureau of Statistics to avoid the release of confidential data.

Metric 30: Infant mortality rate

Table: Infant mortality rates - deaths before reaching one year of age per 1,000 live births, Queensland

	2014	2015	2016	2017	2018	2019	2020	2021

Infant mortality rate (per 1,000 live births)	4.4	4.2	4.0	4.3	3.5	4.1	3.8	3.8

Source: Australian Bureau of Statistics, Deaths, Australia, 2021.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 31: Life expectancy

Table: Life expectancy at birth, Queensland

Sex	2012–2014	2013–2015	2014–2016	2015–2017	2016–2018	2017–2019	2018–2020	2019–2021

Years

Males	79.9	80.0	80.1	80.0	80.2	80.3	80.6	80.9

Females	84.2	84.3	84.5	84.4	84.7	84.8	85.1	85.1

Source: Australian Bureau of Statistics, Life Tables, States, Territories and Australia, various editions.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 32: Life expectancy – Aboriginal and Torres Strait Islander Queenslanders (First Nations peoples)

Table: Life expectancy at birth, Aboriginal and Torres Strait Islander population of Queensland

Sex	2005–2007	2010–2012	2015–2017

Years

Males	68.3	68.7	72.0

Females	73.6	74.4	76.4

Source: Australian Bureau of Statistics, Life Tables for Aboriginal and Torres Strait Islander Australians, various editions.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 33: Age dependency ratio

Table: Persons aged 65 years and over as a percentage of the labour force - 15 to 64 years labour force, and full labour force (age dependency ratio), Queensland

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21	2021–22

Per cent

Aged dependency ratio (labour force 15-64 years)	27.9	28.8	29.8	30.0	30.7	31.6	32.2	32.6

Aged dependency ratio (labour force total)	27.1	27.8	28.9	28.8	29.5	30.4	30.8	31.2

Source: Australian Bureau of Statistics, Labour Force, Australia, Detailed, September 2022.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary. Civilian population and labour force estimates are based on 12-month averages of monthly data.

Metric 34: Percentage of women appointed to government boards

Table: Proportion of women appointed to government boards, Queensland

	2017–18	2018–19	2019–20	2020–21	2021–22

Percentage of women appointed to Queensland Government boards (percent)	47.5	52.0	54.5	53.0	56.0

Source: Queensland Department of Justice and Attorney-General Annual Report 2021-22; Queensland Department of Justice and Attorney-General Annual Report 2020-21; Queensland Department of Child Safety, Youth and Women 2018-19 Annual Report.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 35: Percentage of persons aged 25 to 64 years who were employed, by Indigenous status

Table: Percentage of persons (25 to 64 years) who were employed by Indigenous status, Queensland

Indigenous status	1991	1996	2001	2006	2011	2016

Per cent

Aboriginal and Torres Strait Islander	46.9	49.3	50.4	57.7	54.1	52.1

Non-Indigenous	67.6	69.2	70.0	74.9	76.1	75.8

Source: Australian Government Productivity Commission, Closing the Gap website (as at 14 Oct 22); Australian Census of Population and Housing, 1991–2016.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary. Calculations exclude the population whose labour force status was ‘not stated’; and overseas visitors. Counts are based on a person aged 25 to 64 years of age by place of usual residence.

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Metric 36: Research and Experimental Development (R&D) expenditure, Businesses

Table: Research and experimental development expenditure, business, Queensland

	2011–12	2013–14	2015–16	2017–18	2019–20

R&D ($ millions)	2,499	2,700	1,956	1,912	2,235

GSP ($ millions)	277,341	288,805	301,095	349,911	360,907

R&D as a per cent of GSP (per cent)	0.9	0.9	0.6	0.5	0.6

Source: R&D - Australian Bureau of Statistics, Research and Experimental Development, Businesses, Australia, various years.

GSP - Australian Bureau of Statistics, Australian National Accounts: State Accounts, 2021-22.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary. Data is in current prices.

Metric 37: Research and Experimental Development (R&D), Government and Private Non-Profit Organisations (NPO)

Table: Research and experimental development expenditure, government and private Non-Profit Organisations (NPO), Queensland

	2012–13	2014–15	2016–17	2018–19	2020–21

R&D ($ millions)	568	563	590	673	680

GSP ($ millions)	281,037	294,167	327,750	366,494	368,192

R&D as a per cent of GSP (per cent)	0.2	0.2	0.2	0.2	0.2

Source: R&D - Australian Bureau of Statistics, Research and Experimental Development, Government and Private Non-Profit Organisations, Australia, various years.

GSP - Australian Bureau of Statistics, Australian National Accounts: State Accounts, 2021-22.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary. Data is in current prices.

Metric 38: Selected labour force statistics

Table: Selected labour force statistics, Queensland (year-average)

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21	2021–22

Per cent

Labour force participation rate (persons aged 15 to 64 years)	77.2	77.4	76.7	78.3	78.3	78.0	79.3	80.3

Male labour force participation rate (persons aged 15 to 64 years)	82.5	82.5	81.5	82.9	82.5	82.6	83.4	83.9

Female labour force participation rate (persons aged 15 to 64 years)	72.0	72.4	71.9	73.9	74.2	73.5	75.3	76.8

Gap between male and female labour force participation rates (persons aged 15 to 64 years)	10.4	10.1	9.6	9.0	8.3	9.0	8.1	7.1

Unemployment rate (persons aged 15 to 64 years)	6.6	6.3	6.4	6.2	6.3	6.6	6.9	4.7

Youth unemployment rate (persons aged 15 to 24 years)	14.2	12.8	13.5	13.1	13.1	15.2	13.6	10.1

Source: Australian Bureau of Statistics, Labour Force, Australia, Detailed, September 2022.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

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Metric 39: Equivalised disposable household income

Table: Selected equivalised disposable household income statistics, Queensland

	2007–08	2009–10	2011–12	2013–14	2015–16	2017–18	2019–20

Mean income per week - adjusted lowest income quintile ($)	432	422	421	433	454	440	470

Mean income per week - all persons ($)	1,046	997	1,040	1,060	1,024	1,027	1,087

Lowest income quintile mean income as a per cent of all households mean income	41.3	42.3	40.5	40.8	44.3	42.8	43.2

Source: Australian Bureau of Statistics, Household Income and Wealth, Australia, 2019–20.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 40: Family violence counselling service users with cases finalised or closed

Table: Number of domestic and family violence counselling service users with cases closed, Queensland (a)

	2019–20	2020-21	2021–22

Number of domestic and family violence counselling service users with cases closed	24,442	23,816	26,762

Source: Queensland Department of Justice and Attorney-General Annual Report 2020-21; Queensland Department of Justice and Attorney-General Annual Report 2021-22.

(a) cases closed as a a result of the majority of identified needs being met.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 41: Growth of Gross State Product

Table: Growth in Queensland and Australia’s Gross State and Domestic Product

	2013–14	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21	2021–22

Per cent

Queensland Gross State Product	2.0	0.8	2.4	2.6	3.9	1.0	-0.9	2.9	4.4

Australia Gross Domestic Product	2.6	2.2	2.7	2.3	2.9	2.2	-0.1	2.2	3.6

Source: Australian Bureau of Statistics, Australian National Accounts: State Accounts 2021-22.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 42: General Government Sector Net Operating Balance, Actual

Table: Queensland’s general government sector net operating balance

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21	2021–22

Net Operating Balance ($ millions)	420	668	2,825	1,750	985	-5,728	-937	4,296

Source: Queensland State Budget 2022–23 Budget Paper 2, page 233 (Appendix D); 2021-22 Report on State Finances, page 3-4.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

November 2022	Page | 74

Metric 43: General Government Sector Borrowing Costs, Actual

Table: Queensland’s general government sector borrowing costs

	2014–15	2015–16	2016–17	2017–18	2018–19	2019–20	2020–21	2021–22

Borrowing costs ($ millions)	2,328	2,220	1,722	1,614	1,581	1,486	1,619	1,508

Source: Queensland Budget 2022–23 Budget Paper No. 2: Table 5.1 General Government Sector Expenses; Table 9.10 General Government Sector Time Series; 2021-22 Report on State Finances, page 3-8.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

Metric 44: Metallurgical and Thermal coal, saleable production

Table: Metallurgical and Thermal coal, saleable production, Queensland

	2016	2017	2018	2019	2020	2021

Volume (megatonnes)

Metallurgical coal (a)	160.1	152.3	156.5	160.2	145.7	142.6

Thermal coal	83.6	84.5	92.4	88.6	78.9	78.0

Source: Queensland Department of Resources, updated April 2022.

Note: This is the most current available data as at November 2022, for further information on the data presented in this table please refer to the Data Dictionary.

(a) Queensland Department of Resources refers to metallurgical coal as coking coal.

November 2022	Page | 75

Appendix B: Supporting Information

Queensland has detailed and evolving information available. Please see below for links used to source information in this report.

The information contained on or linked to or from any of the following websites is not incorporated by reference into this filing and should not be considered part of this filing.

1 https://www.qld.gov.au/about/how-government-works/government-responsibilities

2 https://cabinet.qld.gov.au/ministers-portfolios.aspx

3 https://www.legislation.qld.gov.au/view/html/inforce/current/act-2009-009 | Page 42, Section 61 Functions of accountable officers and statutory bodies

4 https://www.parliament.qld.gov.au/

5 https://www.qld.gov.au/about/how-government-works/government-structure

6 https://budget.qld.gov.au/files/Budget_2022-23_Strategy_Outlook.pdf | Page 13

7 https://www.legislation.qld.gov.au/view/html/inforce/current/act-2009-009

8 https://www.treasury.qld.gov.au/resource/guide-risk-management/

9 https://www.legislation.qld.gov.au/view/html/inforce/current/act-2009-009

10 https://www.forgov.qld.gov.au/    data/assets/pdf_file/0017/183212/performance-management-framework-policy.pdf

11 This study was prepared on the basis of information available at the time of release of the 2019 World Energy Outlook. While the analysis does not include more recent developments, particularly the COVID-19 outbreak and developments in the trade relationship between China and Australia, their impacts are expected to be relatively short-lived compared with the underlying drivers of the long-term outlook (up to 2040) described in this report. Please see https://www.iea.org and search for World Energy Outlook 2019 for more information.

12 https://www.des.qld.gov.au/climateaction/emissions-targets

13 https://www.des.qld.gov.au/climateaction/climate-positive-games

14 https://www.des.qld.gov.au/climateaction/emissions-targets

15 https://www.epw.qld.gov.au/energyandjobsplan

16 https://www.epw.qld.gov.au/    data/assets/pdf_file/0010/33031/queensland-energy-plan-workers-charter.pdf

17 https://www.epw.qld.gov.au/energyandjobsplan/about/supergrid

18 https://media.epw.qld.gov.au/files/Queensland_Energy_and_Jobs_Plan.pdf | Page 6

19 https://www.epw.qld.gov.au/    data/assets/pdf_file/0016/33037/epw-annual-report-2021-2022.pdf | Page 16

20 https://www.qld.gov.au/transport/projects/electricvehicles/zero-emission-strategy

21 https://www.hpw.qld.gov.au/    data/assets/pdf_file/0021/21882/qfleet-electric-vehicle-transition-strategy-2023-2026.pdf

22 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/cc180075-23bb-499f-8ac2-d1704973feca/zev- strategy.pdf?ETag=2194a593a5798b4a949ddac821181e55 | Page 13

23 https://statements.qld.gov.au/statements/95894

24 https://www.hpw.qld.gov.au/    data/assets/pdf_file/0021/21882/qfleet-electric-vehicle-transition-strategy-2023-2026.pdf | Page 8

25 https://www.hpw.qld.gov.au/    data/assets/pdf_file/0021/21882/qfleet-electric-vehicle-transition-strategy-2023-2026.pdf | Page 5

26 https://www.qrida.qld.gov.au/program/queensland-zero-emission-vehicle-rebate-scheme

27 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/cc180075-23bb-499f-8ac2-d1704973feca/zev- strategy.pdf?ETag=2194a593a5798b4a949ddac821181e55 | Page 14

28 https://statements.qld.gov.au/statements/95209

29 https://www.epw.qld.gov.au/    data/assets/pdf_file/0016/33037/epw-annual-report-2021-2022.pdf | Pages 15 and 19

30 https://www.qld.gov.au/housing/buying-owning-home/energy-water-home/electricity/digital-meters/electricity-metering

31 https://ecobiz.cciq.com.au

32 https://www.epw.qld.gov.au/about/initiatives/solar-remote-communities

33 https://ncc.abcb.gov.au

34 https://www.epw.qld.gov.au/    data/assets/pdf_file/0029/32987/queensland-energy-and-jobs-plan.pdf | Page 37

35 https://www.energyq.com.au/    data/assets/pdf_file/0019/1030834/EQL-Annual-Report-2021-22_DIGITAL.pdf | Page 15

36 https://ecobiz.cciq.com.au/

37 https://ecobiz.cciq.com.au/assets/Uploads/CCIQ-ecoBIZ-Resource-Kit-small.pdf | Page 3

38 https://www.epw.qld.gov.au/about/initiatives/solar-remote-communities

39 https://www.epw.qld.gov.au/about/initiatives/modern-homes/residential-energy-efficiency-standards

November 2022	Page | 76

40 https://abcb.gov.au/news/2022/weve-released-ncc-2022

41 https://www.nathers.gov.au/

42 https://ncc.abcb.gov.au/resource/standard/whole-home-efficiency-factors

43 https://www.epw.qld.gov.au/    data/assets/pdf_file/0018/19341/qld-building-plan-update.pdf | Page 12

44 https://www.health.qld.gov.au/    data/assets/pdf_file/0025/1125961/climate-risk-strategy-2021-2026.pdf | Page 11

45 https://www.qao.qld.gov.au/sites/default/files/2021-03/Planning%20for%20sustainable%20health%20services%20%28Report%2016%E2%80%942020%E2%80%9321%29%E2%80%94Appendix%20A_0.pdf | Page 30

46 https://www.des.qld.gov.au/climateaction/sector-action/built-environment#:~:text=Queensland%20Government%20made%20a%20commitment,environmental% 20sustainability%20in%20Queensland%20Health

47 https://www.tmr.qld.gov.au/Community-and-environment/Planning-for-the-future/Building-sustainable-roads

48 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/d48dcb51-f328-49df-bb87-eef8573b6347/department-of- transport-and-main-roads-annual-report_2021-2022.pdf?ETag=d7039036dba9bfb60002e7154ee65884 | Page 106

49 https://alt-qed.qed.qld.gov.au/programs-initiatives/department/building-education/major-projects/cooler-cleaner-schools

50 https://www.health.qld.gov.au/    data/assets/pdf_file/0029/1176518/DOH_2021_22_annual_report.pdf | Page 79

51 https://statements.qld.gov.au/statements/95839

52 https://statements.qld.gov.au/statements/89881

53 https://www.des.qld.gov.au/climateaction/climate-positive-games

54 https://www.aph.gov.au/About_Parliament/Parliamentary_Departments/Parliamentary_Library/pubs/rp/rp2122/BrisbaneOlympicGames2032NetBenefit AustralianCommunity

55 https://www.qld.gov.au/    data/assets/pdf_file/0017/67301/qld-climate-adaptation-strategy.pdf

56 https://www.qld.gov.au/environment/climate/climate-change/adapting/sectors-systems

57 https://www.qld.gov.au/    data/assets/pdf_file/0022/64237/h-cap-qld.pdf

58 https://www.qld.gov.au/    data/assets/pdf_file/0037/68797/built-environment-infrastructure-sector-adaption-plan.pdf

59 https://www.qld.gov.au/    data/assets/pdf_file/0036/68697/building-resilient-tourism-industry-qld-ccr-plan.pdf

60 https://www.qld.gov.au/    data/assets/pdf_file/0027/67626/agricultural-sector-adaption-plan.pdf

61 https://www.qld.gov.au/    data/assets/pdf_file/0022/87610/b-e-cap.pdf

62 https://www.qld.gov.au/    data/assets/pdf_file/0024/104757/small-med-enterprise-sector-adaptation-plan.pdf

63 https://www.disaster.qld.gov.au/cdmp/Documents/Adaptation-Plan/EM-SAP-FULL.pdf

64 https://www.longpaddock.qld.gov.au/dcap/

65 https://data.longpaddock.qld.gov.au/static/dcap/1+DCAP+ME+Report+July+2021+Final.pdf | Page 6

66 https://data.longpaddock.qld.gov.au/static/dcap/1+DCAP+ME+Report+July+2021+Final.pdf | Page 8

67 https://data.longpaddock.qld.gov.au/static/dcap/1+DCAP+ME+Report+July+2021+Final.pdf | Page 6

68 https://qcrc.lgaq.asn.au

69 https://www.qcoast2100.com.au

70 https://qcrc.lgaq.asn.au/join-the-q-crc-program.html

71 https://qcrc.lgaq.asn.au/program-purpose.html

72 https://qcrc.lgaq.asn.au/climate-risk-management-framework1.html

73 https://www.qcoast2100.com.au/funding/status-of-projects

74 https://www.qra.qld.gov.au

75 https://www.qra.qld.gov.au/funding-programs/resilience-funding-programs

76 https://www.qra.qld.gov.au/sites/default/files/2022-09/qra_annual_report_201-22.pdf | Page 11

77 https://www.qra.qld.gov.au/sites/default/files/2022-09/summary_-_queensland_strategy_for_disaster_resilience_2022-2027.pdf

78 https://www.qra.qld.gov.au/resilience/resources-resilience-practitioners/flood-and-bushfire-communication-toolkits

79 https://www.qra.qld.gov.au/fwin

80 https://www.qra.qld.gov.au/sites/default/files/2022-09/qra_annual_report_201-22.pdf | Page 6

81 https://www.qra.qld.gov.au/qsdr

82 https://www.qra.qld.gov.au/regional-resilience-strategies

83 https://www.getready.qld.gov.au

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84 https://www.disaster.qld.gov.au/dmg/Prevention/Pages/3-5.aspx

85 https://www.disaster.qld.gov.au/qermf/Documents/QFES-State-Disaster-Risk-Report-2022.pdf

86 https://www.disaster.qld.gov.au/qermf/Documents/QFES-State-Disaster-Risk-Report-2022.pdf

87 https://www.qra.qld.gov.au/funding-programs/event-specific-exceptional-circumstances-assistance

88 https://www.disasterassist.gov.au/disaster-arrangements/disaster-recovery-funding-arrangements

89 https://www.qra.qld.gov.au/funding/drfa

90 https://www.qld.gov.au/    data/assets/pdf_file/0021/273036/design-guidance-for-flood-resilient-homes.pdf

91 https://documents.parliament.qld.gov.au/tp/2022/5722T1341-C748.PDF | Page 7

92 https://www.qra.qld.gov.au/funding-programs/event-specific-exceptional-circumstances-assistance/2021-22-rainfall-and-flooding-exceptional- circumstances-package/flexible-funding-grants-20-million

93 https://www.qra.qld.gov.au/funding-programs/event-specific-exceptional-circumstances-assistance/2021-22/community-health-and-wellbeing

94 https://www.qra.qld.gov.au/funding-programs/event-specific-exceptional-circumstances-assistance/2021-22-rainfall-and-12

95 https://www.qra.qld.gov.au/funding-programs/event-specific-exceptional-circumstances-assistance/2021-22-rainfall-and-0

96 https://www.qra.qld.gov.au/frmp-2021-22

97 https://www.qld.gov.au/environment/management/funding/community- sustainability#:~:text=Grants%20of%20up%20to%20%24100%2C000, with%20running%20facilities%20and%20services.

98 https://www.qld.gov.au/environment/management/funding/community-sustainability

99 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0028/64558/new-economy-minerals-investment-opportunities-in-queenslands- minerals-province.pdf

100 https://www.resources.qld.gov.au/mining-exploration/initiatives/strategic-resources-exploration-program

101 https://www.treasury.qld.gov.au/investment/investment/vanadium-common-user-facility/

102 https://www.resources.qld.gov.au/qridp/focus-areas/grow-and-diversify

103 https://cabinet.qld.gov.au/documents/2019/May/HydrInd/Attachments/Strategy.PDF

104 https://www.qld.gov.au/about/newsroom/hydrogen-industry-development-workforce-roadmap-2022-2032

105 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0017/13337/biofutures-10yr-roadmap-actionplan.pdf

106 https://www.gladstone.qld.gov.au/downloads/file/4153/item-3-1-attach-01-stanwell-corporation-limited-presentation | Page 3

107 https://www.statedevelopment.qld.gov.au/industry/queensland-is-renewable-ready/fortescue-future-industries

108 https://www.statedevelopment.qld.gov.au/news/oceania-biofuels-why-a-world-leading-renewables-company-chose-queensland-for-their-newest- project.

109 https://www.statedevelopment.qld.gov.au/news/queensland-welcomes-home-successful-biofuel-shipping-trial

110 https://www.statedevelopment.qld.gov.au/news/turning-sugar-cane-waste-into-biojet-fuel-how-a-biorefinery-is-propelling-queensland-into-the- future

111 https://www.qtc.com.au/institutional-investors/green-bonds/

112 https://www.qtc.com.au/wp-content/uploads/2022/05/2022-QTC-Green-Bond-Annual-Report-Web.pdf | Page 5

113 https://www.qtc.com.au/wp-content/uploads/2022/05/2022-QTC-Green-Bond-Annual-Report-Web.pdf | Page 7

114 https://www.health.qld.gov.au/    data/assets/pdf_file/0025/1125961/climate-risk-strategy-2021-2026.pdf

115 https://www.tmr.qld.gov.au/Community-and-environment/Environmental-management/Environmental-sustainability-policy

116 The Queensland Climate Futures Dashboard (https://www.longpaddock.qld.gov.au/qld-future-climate/dashboard)

117 https://www.des.qld.gov.au/climateaction/emissions-targets

118 https://ageis.climatechange.gov.au/

119 https://framework.tnfd.global/appendix/glossary-of-key-terms/

120 https://budget.qld.gov.au/files/Budget_2022-23_Strategy_Outlook.pdf

121 https://parks.des.qld.gov.au/    data/assets/pdf_file/0024/260286/qld-protected-area-strategy-2021-report-card.pdf

122 https://parks.des.qld.gov.au/    data/assets/pdf_file/0016/212524/qld-protected-area-strategy-2020-30.pdf | Page 6

123 https://parks.des.qld.gov.au/    data/assets/pdf_file/0024/260286/qld-protected-area-strategy-2021-report-card.pdf | Page 6

124 https://parks.des.qld.gov.au/    data/assets/pdf_file/0024/260286/qld-protected-area-strategy-2021-report-card.pdf | Page 8

125 https://www.daf.qld.gov.au/business-priorities/biosecurity/enhancing-capability-capacity/qld-biosecurity-strategy

126 https://www.daf.qld.gov.au/business-priorities/biosecurity/enhancing-capability-capacity/qld-biosecurity-strategy

127 https://www.daf.qld.gov.au/business-priorities/biosecurity/programs

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128 https://www.qld.gov.au/environment/land/management/vegetation

129 https://www.qld.gov.au/environment/land/management/mapping/statewide-monitoring/slats/slats-data

130 https://www.daf.qld.gov.au/business-priorities/agriculture

131 https://www.daf.qld.gov.au/business-priorities/agriculture/sustainable/environmental-impact-assessment

132 https://www.business.qld.gov.au/industries/farms-fishing-forestry/agriculture/land-management

133 https://www.business.qld.gov.au/industries/farms-fishing-forestry/agriculture/business/expand/land-audit

134 https://apps.des.qld.gov.au/public- register/?_gl=1*6l7ftt*_ga*MTIwOTQyMjA0Ny4xNjM5MDkyNDI1*_ga_TCKD6P8TTH* MTY2NjMyMzYzMi4yLjEuMTY2NjMyNDEzNy4wLjAuMA..

135 https://www.resources.qld.gov.au/    data/assets/pdf_file/0005/1552973/abandoned-mines-risk-prioritisation-framework.pdf

136 https://environment.des.qld.gov.au/    data/assets/pdf_file/0035/87659/mined-land-rehabilitation-policy.pdf

137 https://www.treasury.qld.gov.au/resource/financial-provisioning-scheme/

138 https://www.qld.gov.au/environment/management/waste/recovery/strategy

139 https://www.qld.gov.au/    data/assets/pdf_file/0028/103798/qld-waste-management-resource-recovery-strategy.pdf

140 https://www.statedevelopment.qld.gov.au/industry/priority-industries/resource-recovery

141 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0014/17204/resource-recovery-roadmap.pdf

142 https://www.qld.gov.au/environment/management/waste/recovery/disposal-levy/about/from-1-july-2022/waste-resource-recovery-package

143 https://www.qld.gov.au/environment/management/waste/recovery/energy-waste

144 https://statements.qld.gov.au/statements/96503

145 https://www.qld.gov.au/    data/assets/pdf_file/0028/103798/qld-waste-management-resource-recovery-strategy.pdf | Page 7

146 https://www.business.qld.gov.au/industries/manufacturing-retail/retail-wholesale/single-use-plastics-ban

147 https://www.statedevelopment.qld.gov.au/industry/priority-industries/resource-recovery/queensland-recycling-modernisation-fund

148 https://www.statedevelopment.qld.gov.au/industry/priority-industries/resource-recovery/regional-and-remote-recycling-modernisation-fund

149 https://www.rdmw.qld.gov.au/    data/assets/pdf_file/0008/1642238/drdmw-annual-report-2021-22.pdf | Page 97

150 https://www.business.qld.gov.au/industries/mining-energy-water/water/industry-infrastructure/supply-planning/security/seq

151 https://www.rdmw.qld.gov.au/    data/assets/pdf_file/0008/1642238/drdmw-annual-report-2021-22.pdf | Page 14

152 https://www.dcceew.gov.au/sites/default/files/documents/reef-2050-long-term-sustainability-plan-2021-2025.pdf

153 https://www.reefplan.qld.gov.au/    data/assets/pdf_file/0017/46115/reef-2050-water-quality-improvement-plan-2017-22.pdf

154 https://reportcard.reefplan.qld.gov.au/

155 https://reportcard.reefplan.qld.gov.au/home?report=condition&year=611f443aba3074128316eb07&measure=IMC&area=GBR

156 https://reportcard.reefplan.qld.gov.au/home?report=condition&year=611f443aba3074128316eb07&measure=WCND-State&area=GBR

157 https://reportcard.reefplan.qld.gov.au/home?report=target&year=611f443aba3074128316eb07&measure=DIN&area=GBR

158 https://cabinet.qld.gov.au/documents/2017/Jun/FishPol/Attachments/Strategy.pdf

159 https://cabinet.qld.gov.au/documents/2017/Jun/FishPol/Attachments/Strategy.pdf | Page 8

160 https://www.daf.qld.gov.au/    data/assets/pdf_file/0004/1609915/qld-sustainable-fisheries-strategy-2017-27-year4.pdf

161 https://apps.des.qld.gov.au/air-quality/

162 https://apps.des.qld.gov.au/air-quality/health/about/

163 https://www.qld.gov.au/environment/management/monitoring/air/air-programs

164 https://www.resources.qld.gov.au/qridp

165 https://www.resources.qld.gov.au/    data/assets/pdf_file/0005/1626647/qridp-web.pdf | Page 53

166 https://statements.qld.gov.au/statements/93198

167 https://www.qld.gov.au/environment/climate/climate-change/land-restoration-fund/funded-projects/lrf-register

168 https://www.des.qld.gov.au/    data/assets/pdf_file/0027/287163/annual-report-2021-22.pdf | Page 64

169 https://www.dtis.qld.gov.au/tourism/tourism-strategy/towards-tourism-2032

170 https://www.dtis.qld.gov.au/    data/assets/pdf_file/0003/1647120/22268-Towards-Tourism-2032-STRATEGY-WEB-.pdf | Page 10

171 https://www.statedevelopment.qld.gov.au/queensland-jobs-fund/industry-partnership-program

172 https://www.statedevelopment.qld.gov.au/industry/priority-industries

173 https://www.statedevelopment.qld.gov.au/industry/priority-industries/achievements-reports

174 https://www.statedevelopment.qld.gov.au/industry/priority-industries/achievements-reports

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175 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0022/55084/biomedical-progress-report-march.pdf | Page 2

176 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0021/55083/biofutures-action-plan-progress-report.pdf | Page 1

177 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0025/55087/mets-action-plan-progress-report-march.pdf | Page 2

178 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0027/55089/resource-recovery-action-plan-progress-report.pdf | Page 2

179 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0019/55081/aerospace-action-plan-progress-report.pdf | Page 2

180 https://www.statedevelopment.qld.gov.au/ data/assets/pdf_file/0020/55082/beef-processing-strategy-progress-report.pdf | Page 2

181 https://desbt.qld.gov.au/employment/support-employers/workforce-strategy

182 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/ff453627-3e2a-4dc5-96c5-a3e7bdf963fa/final-queensland- workforce-strategy_2022-2032.pdf?ETag=01bfdc37789b9d96bf8baeda54b32273

183 https://www.qld.gov.au/education/training/subsidies/skilling-queenslanders-for-work

184 https://www.qld.gov.au/education/training/subsidies/feefree

185 https://teach.qld.gov.au/scholarships-and-grants/turn-to-teaching-internship-program

186 https://statements.qld.gov.au/statements/94683

187 https://desbt.qld.gov.au/employment/workforce-connect-fund

188 https://backtowork.initiatives.qld.gov.au/

189 https://backtowork.initiatives.qld.gov.au/growing-workforce-participation-fund/

190 https://www.rdmw.qld.gov.au/manufacturing/strategy/advanced-manufacturing-roadmap-action-plan

191 https://www.rdmw.qld.gov.au/manufacturing/manufacturing-assistance-programs/made-in-queensland

192 https://www.rdmw.qld.gov.au/    data/assets/pdf_file/0008/1642238/drdmw-annual-report-2021-22.pdf | Page 27

193 https://www.rdmw.qld.gov.au/regional-development/mhgp

194 https://www.business.qld.gov.au/industries/science-it-creative/science/scientific-research/scientific-government-support

195 https://www.chiefscientist.qld.gov.au/publications/rnd-expenditure-reports/report-2020-21

196 https://www.chiefscientist.qld.gov.au/ data/assets/pdf_file/0031/267646/rd-expenditure-report-2020-21.pdf | Page 8

197 https://advance.qld.gov.au/advance-queensland-initiative

198 https://documents.parliament.qld.gov.au/tp/2022/5722T1322-5F7D.pdf | Page 5

199 https://advance.qld.gov.au/sites/default/files/future-of-innovation-priorities-roadmap.pdf | Page 2

200 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/7525b389-1527-45f8-867b-e7dc4a8521c7/desbt-annual- report-2021-22.pdf?ETag=6b757935c5393c8aa436a1ac77322484 | Page 12

201 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/7525b389-1527-45f8-867b-e7dc4a8521c7/desbt-annual- report-2021-22.pdf?ETag=6b757935c5393c8aa436a1ac77322484 | Page 42

202 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/7525b389-1527-45f8-867b-e7dc4a8521c7/desbt-annual- report-2021-22.pdf?ETag=6b757935c5393c8aa436a1ac77322484 | Page 6

203 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/7525b389-1527-45f8-867b-e7dc4a8521c7/desbt-annual- report-2021-22.pdf?ETag=6b757935c5393c8aa436a1ac77322484 | Page 15

204 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/7525b389-1527-45f8-867b-e7dc4a8521c7/desbt-annual- report-2021-22.pdf?ETag=6b757935c5393c8aa436a1ac77322484 | Page 42

205 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/9932dc4f-ba77-4981-b817-fbc55495151c/dtis-annual- report-2021-2022.pdf?ETag=807d882d0e6c4d25c8caee41b522bc8e | Page 5

206 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/9932dc4f-ba77-4981-b817-fbc55495151c/dtis-annual- report-2021-2022.pdf?ETag=807d882d0e6c4d25c8caee41b522bc8e | Page 8

207 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/9932dc4f-ba77-4981-b817-fbc55495151c/dtis-annual- report-2021-2022.pdf?ETag=807d882d0e6c4d25c8caee41b522bc8e | Page 17

208 https://qed.qld.gov.au/publications/strategies/strategic-plan

209 https://earlychildhood.qld.gov.au/fundingAndSupport/Pages/kindy-funding-reform-package.aspx

210 https://alt-qed.qed.qld.gov.au/programs-initiatives/education/investing-for-success

211 https://education.qld.gov.au/students/student-health-safety-wellbeing/student-wellbeing-package

212 NAPLAN National Minimum Standard targets represent the aspirational goals for achievement against these measures and should be read in conjunction with other NAPLAN data, which show a broad improvement trajectory since testing commenced

213 https://budget.qld.gov.au/files/Budget_2022-23_SDS_Department_of_Education.pdf

214 https://qed.qld.gov.au/our-publications/reports/annualreport/Documents/annual-report/21-22/annual-report-2021-22.pdf

215 https://budget.qld.gov.au/files/Budget_2022-23_SDS_Department_of_Education.pdf | Page 6

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216 https://s3.treasury.qld.gov.au/files/2020_21_Budget_Strategy_and_Outlook_2-2.pdf | Page 8

217 https://qed.qld.gov.au/our-publications/reports/annualreport/Documents/annual-report/21-22/annual-report-2021-22.pdf | Page 39

218 https://www.qgso.qld.gov.au/issues/3646/schools-qld-2021.pdf

219 https://qed.qld.gov.au/publications/reports/statistics/schooling/learning-outcomes/next-step/year-12-completers

220 https://qed.qld.gov.au/our-publications/reports/annualreport/Documents/annual-report/21-22/annual-report-2021-22.pdf | Page 65

221 https://qed.qld.gov.au/our-publications/reports/annualreport/Documents/annual-report/21-22/annual-report-2021-22.pdf | Page 33

222 https://alt-qed.qed.qld.gov.au/our-publications/strategiesandplans/Documents/strategic-plan-2021-25-review.pdf

223 https://alt-qed.qed.qld.gov.au/programsinitiatives/department/buildingeducation/new-schools/Pages/planning-for-new-schools.aspx

224 https://education.qld.gov.au/initiatives-and-strategies/initiatives/bandwidth-upgrade-program

225 https://statements.qld.gov.au/statements/95469

226 https://qed.qld.gov.au/our-publications/reports/annualreport/Documents/annual-report/21-22/annual-report-2021-22.pdf | Page 5 and 54

227 https://www.health.qld.gov.au/    data/assets/pdf_file/0029/1176518/DOH_2021_22_annual_report.pdf

228 https://s3.treasury.qld.gov.au/files/2020_21_Budget_Strategy_and_Outlook_2-2.pdf | Page 12

229 https://budget.qld.gov.au/highlights/investing-in-our-health/

230 https://www.health.qld.gov.au/    data/assets/pdf_file/0022/1161571/v15_SC2200194-Health- Budget_ONLINE.pdf?%20utm_medium=website&utm_source=qh_www_home_page&utm_campaign=dh-WWW- HOME&utm_term=&utm_content=2022_23_budget_mrec_QH_pdf | Page 6

231 https://www.health.qld.gov.au/    data/assets/pdf_file/0022/1161571/v15_SC2200194-Health- Budget_ONLINE.pdf?%20utm_medium=website&utm_source=qh_www_home_page&utm_campaign=dh-WWW- HOME&utm_term=&utm_content=2022_23_budget_mrec_QH_pdf | Page 7

232 https://www.health.qld.gov.au/    data/assets/pdf_file/0025/441655/vision-strat-healthy-qld.pdf

233 https://www.health.qld.gov.au/    data/assets/pdf_file/0036/651798/prevention-strategic-framework.pdf

234 https://hw.qld.gov.au/about-us/performance/strategic-plan/

235 https://www.health.qld.gov.au/    data/assets/pdf_file/0021/1142067/Rural-and-Remote-Health-and-Wellbeing-Strategy-2022-2027-Snapshot.pdf

236 Please see Appendix A Datasets: Metric 28

237 https://www.health.qld.gov.au/    data/assets/pdf_file/0019/1011286/cho-report-2020-full.pdf | Page 80

238 https://www.health.qld.gov.au/    data/assets/pdf_file/0029/1176518/DOH_2021_22_annual_report.pdf | Page 151

239 https://www.epw.qld.gov.au/about/strategy/buy-qld/about

240 https://www.abs.gov.au/statistics/labour/employment-and-unemployment/labour-force-australia-detailed/sep-2022

241 https://www.dsdsatsip.qld.gov.au/our-work/aboriginal-torres-strait-islander-partnerships/reconciliation-tracks-treaty/tracks-treaty/statement- commitment

242 https://www.dsdsatsip.qld.gov.au

243 https://www.qld.gov.au/firstnations/treaty/queenslands-path-to-treaty-commitment

244 https://www.cyjma.qld.gov.au/campaign/supporting-families/implementing-reforms/queensland-first-children-families-board

245 https://statements.qld.gov.au/statements/85713

246 https://statements.qld.gov.au/statements/88576

247 https://www.cyjma.qld.gov.au/resources/campaign/supporting-families/our-way.pdf

248 https://www.dsdsatsip.qld.gov.au/resources/dsdsatsip/work/atsip/reform-tracks-treaty/local-thriving-communities/ltc-action-plan.pdf

249 https://www.dsdsatsip.qld.gov.au/our-work/aboriginal-torres-strait-islander-partnerships/business-economic-development/queensland- indigenous-procurement-policy

250 https://www.health.qld.gov.au/    data/assets/pdf_file/0018/1145241/EndingRHD_QLD-FN-Strategy2021-2024.pdf

251 https://www.dsdsatsip.qld.gov.au/our-work/aboriginal-torres-strait-islander-partnerships/business-economic-development/queensland- indigenous-procurement-policy

252 https://www.health.qld.gov.au/    data/assets/pdf_file/0018/1145241/EndingRHD_QLD-FN-Strategy2021-2024.pdf

253 https://www.dsdsatsip.qld.gov.au/resources/dsdsatsip/about/publications/annual-report/2022/dsdsatsip-annual-report-2021-2022.pdf | Page 44

254 https://www.justice.qld.gov.au/initiatives/end-domestic-family-violence/dfvp-strategy

255 https://www.justice.qld.gov.au/about-us/services/women-violence-prevention/violence-prevention/service-providers/brokerage-emergency- crisis-payment-arrangements

256 https://www.justice.qld.gov.au/about-us/services/women-violence-prevention/women/queensland-womens-strategy/about

257 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/95357068-d24b-4565-a991-7b8be088ced9/queensland- womens-strategy-2022-27.pdf?ETag=c655247f0b2cb9f9295b45147ce05295

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258 https://www.publications.qld.gov.au/ckan-publications-attachments-prod/resources/87bc7918-b1e4-4dd7-80e0-72fbfd25faaa/report-card-all- 2021.pdf?ETag=0b23ea6f174105c6721fd4f022b44844

259 https://cabinet.qld.gov.au/documents/2022/Feb/WomenStrat22/Attachments/RCard.PDF | Page 1 of 13

260 https://www.chde.qld.gov.au/about/strategy/housing/about

261 https://www.chde.qld.gov.au/    data/assets/pdf_file/0023/8186/qldhousingstrategyactionplan.pdf

262 https://www.chde.qld.gov.au/about/initiatives/aboriginal-torres-strait-islander-housing-action-plan

263 https://www.chde.qld.gov.au/about/strategy/housing/housing-and-homelessness-action-plan-2021-2025

264 https://www.chde.qld.gov.au/about/strategy/housing/about/achievements

265 https://www.chde.qld.gov.au/about/initiatives/housing-investment/housing-investment-fund

266 https://www.treasury.qld.gov.au/programs-and-policies/housing-investment-fund/

267 https://statements.qld.gov.au/statements/96394

268 https://www.premiers.qld.gov.au/publications/categories/policies-and-codes/handbooks/cabinet-handbook/committees/cabinet- committees.aspx

269 https://cabinet.qld.gov.au/ministers-portfolios.aspx

270 https://www.qld.gov.au/about/how-government-works/objectives-for-the-community

271 https://budget.qld.gov.au/files/Budget_2022-23_BP2_Overview.pdf

272 https://www.abs.gov.au/statistics/economy/national-accounts/australian-national-accounts-state-accounts/latest-release

273 https://www.parliament.qld.gov.au/Work-of-the-Assembly/Tabled-Papers/Online-Tabled-Papers

274 https://budget.qld.gov.au/files/Budget_2022-23_Strategy_Outlook.pdf

275 https://s3.treasury.qld.gov.au/files/Report-on-State-Finances-2021-22.pdf | Page 3-3

276 https://s3.treasury.qld.gov.au/files/Report-on-State-Finances-2020-21.pdf | Page 3-2

277 https://s3.treasury.qld.gov.au/files/Report-on-State-Finances-2021-22.pdf | Page 3-3

278 https://s3.treasury.qld.gov.au/files/Report-on-State-Finances-2020-21.pdf | Page 3-2

279 https://budget.qld.gov.au/files/Budget_2022-23_Strategy_Outlook.pdf | Page 65

280 https://s3.treasury.qld.gov.au/files/Budget_2021-22_Budget_Strategy_Outlook.pdf | Page 72

281 https://www.worksafe.qld.gov.au/    data/assets/pdf_file/0013/102550/WorkCover-Queensland-2021-2022-Annual-Report.pdf | Page 13

282 https://budget.qld.gov.au/files/Budget_2022-23_Strategy_Outlook.pdf | Page 66

283 https://s3.treasury.qld.gov.au/files/Treasury-Annual-Report-202122-Full.pdf | Page 19

284 https://www.qic.com.au/about-qic/corporate-information/responsible-investment

285 https://www.qic.com.au/about-qic/corporate-information/-/media/BFDA021834B84AD3BE000F2A7217D46F.ashx

286 https://www.coaldrakereview.qld.gov.au/assets/custom/docs/coaldrake-review-final-report-28-june-2022.pdf?refresh

287 https://www.integrity.qld.gov.au/integrity-regime.aspx

288 https://www.qld.gov.au/about/how-government-works/government-structure/public-service-commission

289 https://www.ombudsman.qld.gov.au/

290 https://www.oic.qld.gov.au/

291 https://www.treasury.qld.gov.au/budget-and-financial-management/queensland-budget/budget-process

292 https://s3.treasury.qld.gov.au/files/Overview-of-Queensland-Financial-Accountability-Framework-as-at-Jan-2020.pdf

293 https://www.forgov.qld.gov.au/    data/assets/pdf_file/0017/183212/performance-management-framework-policy.pdf

294 https://s3.treasury.qld.gov.au/files/Overview-of-Queensland-Financial-Accountability-Framework-as-at-Jan-2020.pdf

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